Exhibit 10.34

AMENDED AND RESTATED

CREDIT AGREEMENT

among

SPEEDWAY MOTORSPORTS, INC.

and

SPEEDWAY FUNDING, LLC,

as Borrowers,

CERTAIN SUBSIDIARIES

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swingline Lender and Issuing Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

SUNTRUST BANK

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agents,

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

J.P. MORGAN SECURITIES, INC.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Book Managers

DATED AS OF JANUARY 28, 2011

i

4.5	Remedies	61
4.6	Guaranty of Payment; Continuing Guarantee	61

SECTION 5	CONDITIONS	61
5.1	Closing Conditions	61
5.2	Conditions to all Extensions of Credit	63

SECTION 6	REPRESENTATIONS AND WARRANTIES	64
6.1	Financial Condition	64
6.2	No Change	64
6.3	Organization; Existence; Compliance with Law	65
6.4	Power; Authorization; Enforceable Obligations	65
6.5	No Legal Bar	66
6.6	No Material Litigation	66
6.7	No Default	66
6.8	Ownership of Property; Liens	66
6.9	Intellectual Property	66
6.10	No Burdensome Restrictions	67
6.11	Taxes	67
6.12	ERISA	67
6.13	Governmental Regulations, Etc.	68
6.14	Subsidiaries	69
6.15	Purpose of Loans	69
6.16	Environmental Matters	69
6.17	Solvency	70
6.18	No Untrue Statement	70
6.19	Subordinated Indebtedness	70
6.20	Pledge Agreement	70

SECTION 7	AFFIRMATIVE COVENANTS	71
7.1	Information Covenants	71
7.2	Preservation of Existence and Franchises	73
7.3	Books and Records	73
7.4	Compliance with Law	73
7.5	Payment of Taxes and Other Indebtedness	73
7.6	Insurance	73
7.7	Maintenance of Property	74
7.8	Performance of Obligations	74
7.9	Use of Proceeds	74
7.10	Audits/Inspections	74
7.11	Financial Covenants	74
7.12	Additional Credit Parties	75
7.13	Ownership of Subsidiaries	76

SECTION 8	NEGATIVE COVENANTS	76
8.1	Indebtedness	76
8.2	Liens	77

8.3	Nature of Business	77
8.4	Consolidation, Merger, Sale or Purchase of Assets, etc.	78
8.5	Advances, Investments, Loans, etc.	78
8.6	Restricted Payments	78
8.7	Modifications of Other Agreements	79
8.8	Transactions with Affiliates	79
8.9	Fiscal Year	79
8.10	Limitation on Restrictions on Dividends and Other Distributions, etc.	79
8.11	Issuance and Sale of Subsidiary Stock	79
8.12	Sale Leasebacks	80
8.13	Capital Expenditures	80
8.14	No Further Negative Pledges	80
8.15	Designated Senior Indebtedness	80

SECTION 9	EVENTS OF DEFAULT	81
9.1	Events of Default	81
9.2	Acceleration; Remedies	82
9.3	Application of Funds	83

SECTION 10	ADMINISTRATIVE AGENT	84
10.1	Appointment and Authority	84
10.2	Rights as a Lender	84
10.3	Exculpatory Provisions	84
10.4	Reliance by Administrative Agent	85
10.5	Delegation of Duties	86
10.6	Resignation of Administrative Agent	86
10.7	Non-Reliance on Administrative Agent and Other Lenders	87
10.8	No Other Duties, Etc.	87
10.9	Administrative Agent May File Proofs of Claim	87
10.10	Collateral and Guaranty Matters	88

SECTION 11	MISCELLANEOUS	88
11.1	Notices	88
11.2	Right of Set-Off	90
11.3	Successors and Assigns	91
11.4	No Waiver; Remedies Cumulative	94
11.5	Payment of Expenses, etc.	95
11.6	Amendments, Waivers and Consents	97
11.7	Counterparts	98
11.8	Headings	98
11.9	Indemnification	98
11.10	Survival of Indemnification	99
11.11	Confidentiality	99
11.12	Governing Law; Submission to Jurisdiction; Venue	99
11.13	WAIVER OF RIGHT TO TRIAL BY JURY	100
11.14	Severability	100
11.15	Entirety	101

11.16	Survival of Representations and Warranties	101
11.17	Binding Effect; Termination	101
11.18	Joint and Several Liability	101
11.19	Electronic Execution of Assignments and Certain Other Documents	103
11.20	USA PATRIOT Act Notice	103
11.21	Advisory or Fiduciary Responsibility	103
11.22	Replacement of Lenders	104
11.23	Amendment and Restatement	105

SCHEDULES

Schedule 1.1B	Existing Letters of Credit
Schedule 1.1C	Investments
Schedule 1.1D	Liens
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 2.2(a)	Form of Notice of Borrowing
Schedule 2.8(a)-1	Form of Revolving Note
Schedule 2.8(a)-2	Form of Swingline Note
Schedule 2.8(a)-3	Form of Term Note
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 5.1(g)	Form of Legal Opinion
Schedule 6.2(a)	General Disclosure Schedule
Schedule 6.4	Required Consents, Authorizations, Notices and Filings
Schedule 6.6	Litigation
Schedule 6.9	Intellectual Property
Schedule 6.11	Taxes
Schedule 6.14	Subsidiaries
Schedule 6.16	Phase I Environmental Site Assessments
Schedule 7.1(c)	Form of Officer’s Compliance Certificate
Schedule 7.12	Form of Joinder Agreement
Schedule 8.1	Indebtedness
Schedule 11.1	Notice Information
Schedule 11.3(b)	Form of Assignment and Assumption

v

AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of January 28, 2011 among SPEEDWAY MOTORSPORTS, INC., a Delaware corporation (“Speedway Motorsports”), SPEEDWAY FUNDING, LLC, a Delaware limited liability company (“Speedway Funding”) (each a “Borrower”, and collectively the “Borrowers”), the Guarantors (as defined herein), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrowers are parties to that certain Amended and Restated Credit Agreement dated as of July 14, 2009 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“2009 Indenture” means that certain Indenture dated as of May 19, 2009 among Speedway Motorsports, as issuer, the Guarantors and US Bank, National Association, as trustee, as the same may be modified, supplemented or amended from time to time.

“2009 Senior Notes” means the senior notes due 2016 of Speedway Motorsports in the aggregate principal amount of $275,000,000 issued pursuant to the 2009 Indenture.

“Additional Credit Party” means each Person that becomes a Guarantor after the Closing Date by execution of a Joinder Agreement.

“Additional Senior Debt” means any unsecured indebtedness initially incurred by the Borrowers on or after the Closing Date.

“Additional Senior Debt Indenture” means any indenture executed by the Borrowers on or after the Closing Date that governs the terms of any Additional Senior Debt.

“Additional Subordinated Debt” means any unsecured Subordinated Debt initially incurred by the Borrowers on or after the Closing Date.

“Additional Subordinated Debt Indenture” means any indenture executed by the Borrowers on or after the Closing Date that governs the terms of any Additional Subordinated Debt.

“Administrative Agent” means such term as defined in the heading hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 2.1(a), or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (a) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (b) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Parties” means such term as defined in Section 11.1(c).

“Agent’s Fee Letter” means the letter from the Agent to the Borrowers dated January 27, 2011.

“Agent’s Fees” means such term as defined in Section 3.5(d).

“Applicable Percentage” means, for purposes of calculating the applicable interest rate for any day for any Loan, the applicable Letter of Credit Fee for any day for purposes of Section 3.5(b) or the applicable Commitment Fee for any day for purposes of Section 3.5(a), the appropriate applicable percentage set forth below corresponding to the Consolidated Total Leverage Ratio in effect as of the most recent Calculation Date.

Pricing Level	Consolidated Total Leverage Ratio	Applicable Percentages
		Revolving Loans and Delayed Draw Term Loans at Eurodollar Rate and Letter of Credit Fees	Revolving Loans, Delayed Draw Term Loans and Swingline Loans at Base Rate	Commitment Fee
I	Less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00	1.75%	0.75%	0.35%

II	Less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00	2.00%	1.00%	0.40%

III	Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	2.25%	1.25%	0.45%

IV	Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	2.50%	1.50%	0.50%

V	Greater than 3.50 to 1.00	2.75%	1.75%	0.55%

Determination of the appropriate Applicable Percentages shall be made as of each Calculation Date. The Consolidated Total Leverage Ratio in effect as of a Calculation Date shall establish the Applicable Percentages for the Loans, the Letter of Credit Fee and the Commitment Fee that shall be effective as of the date designated by the Administrative Agent as the Applicable Percentage Change Date; provided, however, that if the Required Financial Information for such Calculation Date is not delivered when due pursuant to Section 7.1(c), then Pricing Level V shall apply until the Applicable Percentage Change Date. The Administrative Agent shall determine the Applicable Percentages as of each Calculation Date and shall promptly notify the Borrowers and the Lenders of the Applicable Percentages so determined and of the Applicable Percentage Change Date. Such determinations by the Administrative Agent of the Applicable Percentages shall be conclusive absent demonstrable error. The initial Applicable Percentage(s) shall be based on Pricing Level IV until the first Applicable Percentage Change Date occurring after March 31, 2011.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of the third paragraph of Section 1.3.

“Applicable Percentage Change Date” means, with respect to any Calculation Date, a date designated by the Administrative Agent that is not more than five (5) Business Days after receipt by the Administrative Agent of the Required Financial Information for such Calculation Date.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means (a) the sale, lease or other disposition of any Property by Speedway Motorsports or any of its Subsidiaries, but for purposes hereof shall not include, in any event, (i) the sale of inventory in the ordinary course of business, (ii) the sale, lease or other disposition of machinery and equipment no longer used or useful in the conduct of business, (iii) the sale of real property pursuant to Section 8.4(b)(ii)(A), (B) and/or (C) and, (iv) a sale, lease, transfer or disposition of Property to a Credit Party, and (b) receipt by Speedway Motorsports or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.3(b), and accepted by the Administrative Agent, in substantially the form of Schedule 11.3(b) or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel, all of which must be (a) reasonable in amount given the nature of the tasks involved, (b) based on the time actually expended and the standard hourly rate of the professionals performing the tasks in question and (c) determined without reference to any statutory presumption.

“Auto-Renewal Letter of Credit” means such term as defined in Section 2.4(c)(iii).

“Availability Period” means the period from the Closing Date to the earliest of (a) the date of funding the Delayed Draw Term Loan, (b) September 30, 2011, (c) the date of termination of the Delayed Draw Term Loan pursuant to Section 3.4 and (d) the date of termination of each Lender to make Loans pursuant to Section 9.2.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) except during a Eurodollar Unavailability Period, the Eurodollar Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower Materials” means such term as defined in Section 7.1.

“Borrowers” means the Persons identified as such in the heading hereof, together with any successors and permitted assigns.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day that is also a London Banking Day.

“Calculation Date” means the last day of each fiscal quarter of Speedway Motorsports.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of Capital Stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, Obligations in respect of Swingline Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation whose senior unsecured indebtedness for borrowed money is rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America or any agency or instrumentality thereof in which the Borrowers shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any state of the United States or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating of at least Aa-3 or AA- by Moody’s or S&P, respectively, and maturing within three years from the date of acquisition thereof, (f) Investments in municipal or corporate auction preferred stock (i) rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s and (ii) with dividends that reset at least once every three hundred sixty-five (365) days and (g) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (f).

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:

(a) any Person or two or more Persons (acting as a “group” within the meaning of Section 13(d)(3) of the Exchange Act), excluding Persons who are on the Closing Date executive officers or directors of Speedway Motorsports or Permitted Transferees, shall have acquired “beneficial ownership” (as such term is defined in Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of either of the Borrowers (or other securities convertible into such Voting Stock) representing more than 35% of the combined voting power of all Voting Stock of such Borrower and shall have filed or shall have become required to file, a Schedule 13D with the SEC disclosing that it is the intention of such Person or group to acquire control of either of the Borrowers;

(b) a majority of the Board of Directors of either of the Borrowers existing on the Closing Date changes;

(c) any “Change of Control” (as such term is defined in the Indenture) shall occur pursuant to the terms of the Indenture; or

(d) any “Change of Control” (as such term is defined in the 2009 Indenture) shall occur pursuant to the terms of the 2009 Indenture.

(e) any “change of control” (such term or any other similar term as used in any Additional Senior Debt Indenture or any Additional Subordinated Debt Indenture) shall occur pursuant to the terms of any Additional Senior Debt Indenture or any Additional Subordinated Debt Indenture.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means, with respect to any Lender, the Revolving Commitment, the Delayed Draw Term Loan Commitment and/or any Incremental Term Loan Commitment of such Lender.

“Commitment Fee” means such term as defined in Section 3.5(a).

“Commitment Percentage” means the Revolving Commitment Percentage and the Term Loan Commitment Percentage.

“Consolidated Capital Expenditures” means, for any period, all capital expenditures of Speedway Motorsports and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated EBIT” means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income, value added and similar taxes, and (iii) cash paid tender premiums with respect to the Senior Subordinated Notes, all as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income, value added and similar taxes, (iii) depreciation and amortization expense, and (iv) cash paid tender premiums with respect to the Senior Subordinated Notes, all as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any Calculation Date, the ratio of (a) Consolidated EBIT for the four-quarter period ended as of such Calculation Date, to (b) Consolidated Interest Expense.

“Consolidated Interest Expense” means, for any period, with respect to the combined results of Speedway Motorsports and its Subsidiaries on a consolidated basis, gross interest expense (both expensed and capitalized) for such period, as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, with respect to the combined results of Speedway Motorsports and its Subsidiaries, the gross revenues from operations (including payments received of interest income) less all operating and non-operating expenses including taxes on income, all determined in accordance with GAAP; but excluding from the calculation of income: (a) net gains on the sale, conversion or other Asset Disposition of capital assets, (b) net gains on the acquisition, retirement, sale or other Asset Disposition of Capital Stock and other securities issued by Speedway Motorsports and its Subsidiaries, (c) net gains on the collection of proceeds of life insurance policies, (d) any write-up of any asset, (e) non-cash items relating to Motorsports Authentics including, without limitation, any impairment, reserve or other accounting charge (including equity investee earnings or losses), (f) non-cash charges and asset impairments relating to the relocation of any Sprint Cup Race from one facility to another, provided that any such charge or impairment shall not be taken more than twelve months in advance of the date of the Sprint Cup Race at such new location, (g) any other non-cash charges and asset impairments, (h) any other gain or loss of an extraordinary nature as determined in accordance with GAAP and (i) non-cash unamortized loan costs.

“Consolidated Net Worth” means, as of any date, total shareholders’ equity of Speedway Motorsports and its subsidiaries (which shall include Unrestricted Subsidiaries otherwise excluded from the definition of “Subsidiaries”), plus dividends permitted by Section 8.6 less preferred stock redeemable at the holder’s discretion and preferred stock having a first call of fifteen years or less all on a consolidated basis as of such date, as determined in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any Calculation Date, the ratio of (a) Funded Indebtedness of Speedway Motorsports and its Subsidiaries on a consolidated basis as of such Calculation Date, to (b) Consolidated EBITDA for the four-quarter period ended as of such Calculation Date.

“Controlled Group” means (a) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder, or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which Speedway Motorsports or any of its Subsidiaries is a member.

“Credit Agreement” means as set forth in the introductory paragraph hereof.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the Pledge Agreement, each Joinder Agreement, the Hedge Agreements, the Agent’s Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means any of the Borrowers and the Guarantors.

“Debt Transactions” means, with respect to Speedway Motorsports or any of its Subsidiaries, any sale, issuance or placement of Funded Indebtedness, whether or not evidenced by a promissory note or other written evidence of indebtedness, except for Funded Indebtedness permitted to be incurred pursuant to Section 8.1.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 3.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrowers, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Percentage, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Percentage) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus 2% per annum.

“Delayed Draw Term Loan” has the meaning specified in Section 2.1(b).

“Delayed Draw Term Loan Commitment Fee” has the meaning specified in Section 3.5(b).

“Delayed Draw Term Loan Commitments” means, for each Lender, the commitment of such Lender to make a portion of the Delayed Draw Term Loan as set forth on Schedule 2.1(a) (as may such commitments may be reduced pursuant to Section 3.4); provided that, at any time after funding of the Delayed Draw Term Loan determinations of “Required Lenders” shall be based on the outstanding principal amount of the Delayed Draw Term Loan. The aggregate principal amount of the Delayed Draw Term Loan Commitments of all of the Lenders in effect on the Closing Date is ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000).

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Credit Party” means any Credit Party that is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Effective Date” means the date hereof provided that the conditions set forth in Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lenders).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.3(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.3(b)(iii)).

“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature from activities or events taking place during or prior to the Borrowers’ or any of its Subsidiaries’ ownership or operation of any real property and arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action required by an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

“Environmental Laws” means any and all lawful and applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Borrowers, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Transaction” means any issuance by Speedway Motorsports or any of its Subsidiaries of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity; excluding, however, any shares at any time issued or issuable to any key employees, directors, consultants and other individuals providing services to Speedway Motorsports or any of its Subsidiaries pursuant to the 1994 Stock Option Plan, the Formula Stock Option Plan for Independent Directors, the 2004 Stock Incentive Plan and the 2008 Formula Restricted Stock Plan for Non-Employee Directors, all of Speedway Motorsports, or any other “employee benefit plan” within the meaning of Rule 405 promulgated by the SEC under the Securities Act of 1933, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any of the Borrowers or any ERISA Affiliate from a Pension Plan subject to

Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any of the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any of the Borrowers or any ERISA Affiliate.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrowers in accordance with Section 3.7 shall remain in force and effect.

“Event of Default” means such term as defined in Section 9.1.

“Excess Land” means those approximately 180 acres of undeveloped land owned by Speedway Motorsports and located in Mecklenburg and Cabarrus Counties, North Carolina.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which either Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.10(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.22), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.10(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.10(a).

“Existing Credit Agreement” means such term as defined in the recitals hereof.

“Existing Land Sales Contract” means that certain Agreement for Purchase and Sale of Real Property dated July 10, 2009 between Mallard Creek Golf Development, LLC and Speedway Motorsports with respect to the sale of approximately 487.77 acres of land in Mecklenburg and Cabarrus Counties, North Carolina, as the same may be amended from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fees” means all fees payable pursuant to Section 3.5.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which either Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the Issuing Lender). For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of either of the Borrowers that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding LOC Obligations other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, with respect to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) the outstanding principal amount of (i) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder and all Indebtedness evidenced by the 2009 Senior Notes, the Senior Subordinated Notes, any Additional Senior Debt and any Subordinated Debt), and (ii) all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the outstanding principal amount of (i) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and (ii) all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c) the maximum amount available to be drawn on all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements to the extent such instruments or agreements support financial, rather than performance, obligations);

(d) the amount of obligations (determined in accordance with GAAP) under any Capital Lease and the principal balance outstanding under any Synthetic Lease;

(e) the attributed principal amount of any Securitization Transaction;

(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments having a first call of fifteen years or less;

(g) Guaranty Obligations in respect of Funded Indebtedness of another Person;

(h) Funded Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantors” means, collectively, (a) each of the Persons identified as a “Guarantor” on the signature pages hereto, (b) each Additional Credit Party which may hereafter execute a Joinder Agreement, (c) with respect to obligations under any Hedge Agreement between any Subsidiary and any Lender or Affiliate of a Lender that is permitted hereunder and obligations under any Treasury Management Agreement between any Subsidiary and any Lender or Affiliate of a Lender, the Borrower, and (d) the successors and permitted assigns of the foregoing.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or credit support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means any substance, material or waste defined or regulated in or under any Environmental Laws.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Honor Date” means such term as defined in Section 2.4(d)(i).

“Incremental Loan Facilities” means such term as defined in Section 2.6.

“Incremental Term Loan” means such term as defined in Section 2.6.

“Incremental Term Loan Commitment” means, for each Lender, the commitment of such Lender to make a portion of any Incremental Term Loan; provided that, at any time after funding of such Incremental Term Loan determinations of “Required Lenders” shall be based on the outstanding principal amount of such Incremental Term Loan.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements to the extent such instruments or agreements support financial, rather than performance, obligations);

(c) net obligations under any Hedge Agreement;

(d) Guaranty Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” means as set forth in Section 11.5(b).

“Indenture” means that certain Indenture dated as of May 16, 2003 among Speedway Motorsports, as issuer, the Guarantors and U.S. Bank National Association as trustee, as the same may be modified, supplemented or amended from time to time.

“Intellectual Property” means such term as defined in Section 6.9.

“Intercompany Indebtedness” means any Indebtedness (a) owing to any Credit Party or Subsidiary (i) by any Domestic Credit Party (provided such Indebtedness by its terms is specifically subordinated in right of payment to the prior payment of the Obligations on terms and conditions reasonably satisfactory to the Required Lenders) or (ii) by any Subsidiary that is not a Domestic Credit Party in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding, or (b) owing to any Subsidiary that is not a Credit Party by any other Subsidiary that is not a Credit Party.

“Interest Payment Date” means (a) as to any Base Rate Loan (including Swingline Loans) the last day of each March, June, September and December, the date of repayment of principal of such Loan and the Termination Date and the date of the final principal amortization installment on any Term Loan, as applicable, and (b) as to any Eurodollar Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Termination Date and the date of the final principal amortization installment on any Term Loan, as applicable, and in addition where the applicable Interest Period is more than three months, then also on the date three months from the beginning of the Interest Period, and each three months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the preceding Business Day.

“Interest Period” means, as to Eurodollar Loans, a period of one, two, three or six months’ duration, as the Borrowers may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) (i) in the case of Loans comprising Revolving Loans, no Interest Period shall extend beyond the Termination Date and (ii) in the case of Loans comprising a Term Loan, no Interest Period shall extend beyond any principal amortization payment date unless, and to the extent that, the portion of the applicable Term Loan comprised of Eurodollar Loans expiring prior to the applicable principal amortization plus the portion of the applicable Term Loan comprised of Base Rate Loans equals or exceeds the principal amortization payment then due, and (c) in the case of Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

“Investment”, in any Person, means any loan or advance to such Person, any purchase or other acquisition of any Capital Stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means Bank of America.

“Issuing Lender Fees” means such term as defined in Section 3.5(c)(ii).

“Joinder Agreement” means a Joinder Agreement substantially in the form of Schedule 7.12 hereto, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 7.12.

“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities, Inc., and SunTrust Robinson Humphrey, Inc.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and each Person which may become a Lender by way of assignment in accordance with the terms hereof or pursuant to Section 2.6, together with their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means (a) any letter of credit issued by the Issuing Lender for the account of the Borrowers in accordance with the terms of Section 2.4 and (b) existing letters of credit issued by the Issuing Lender for the account of any Credit Party and set forth on Schedule 1.1B.

“Letter of Credit Fee” means such term as defined in Section 3.5(c)(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing or any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, any lease in the nature thereof).

“Loan” or “Loans” means the Revolving Loans, the Swingline Loans and/or any Term Loans, and the Base Rate Loans and Eurodollar Loans comprising such Loans.

“LOC Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any LOC Borrowing.

“LOC Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a borrowing of Revolving Loans.

“LOC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“LOC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all LOC Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LOC Sublimit” means an amount equal to the lesser of (a) the aggregate amount of the Revolving Commitments and (b) $50,000,000. The LOC Sublimit is part of, and not in addition to, the Revolving Commitments.

“London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.

“Material Adverse Change” means a material adverse change in (a) the condition (financial or otherwise), operations, assets or liabilities of Speedway Motorsports and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties taken as a whole to perform any material obligation under the Credit Documents or (c) the material rights and remedies of the Lenders under the Credit Documents.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), operations, assets or liabilities of Speedway Motorsports and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties taken as a whole to perform any material obligation under the Credit Documents or (c) the material rights and remedies of the Lenders under the Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Subsidiary” means any wholly owned Subsidiary whose assets constitute more than 5% of the consolidated assets of Speedway Motorsports and its consolidated Subsidiaries as of the end of the immediately preceding fiscal quarter or that generates more than 5% of the Consolidated EBITDA of Speedway Motorsports and its consolidated Subsidiaries for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter. Notwithstanding the foregoing in no event shall an Unrestricted Subsidiary be deemed to be a Material Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Motorsports Authentics” means Motorsports Authentics, LLC, a Delaware limited liability company, and its subsidiaries.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NASCAR” means the National Association for Stock Car Auto Racing.

“Net Cash Proceeds” means proceeds paid in cash or Cash Equivalents received by Speedway Motorsports or any of its Subsidiaries in connection with any Asset Disposition or

Debt Transaction, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other Asset Disposition of non-cash consideration received by such Person in any Asset Disposition or Debt Transaction.

“Net Proceeds” means proceeds received by Speedway Motorsports or any of its Subsidiaries from time to time in connection with any Equity Transaction, net of the actual costs and taxes incurred by such Person in connection with and attributable to such Equity Transaction.

“NewCo” means a direct or indirect subsidiary of Oil-Chem formed with the intention of purchasing and selling petroleum products and which may be formed under the laws of a jurisdiction outside of the United States.

“Non-Consenting Lender” means such term as defined in Section 11.22.

“Non-Material Domestic Subsidiary” means such term as defined in Section 7.12(b).

“Non-Renewal Notice Date” means such term as defined in Section 2.4(c)(iii).

“Note” or “Notes” means any Revolving Note, the Swingline Note and/or any Term Notes.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.2(a), as required by Section 2.2(a).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 3.2 as required by Section 3.2.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Hedge Agreements between either Borrower or any Subsidiary and any Lender or Affiliate of a Lender to the extent provided hereunder and (c) all obligations under any Treasury Management Agreement between either Borrower or any Subsidiary and any Lender or Affiliate of a Lender.

“OFAC” means the United State Treasury Department Office of Foreign Asset Control, or any successor or replacement thereto.

“Oil-Chem” means Oil-Chem Research Corporation, an Illinois corporation.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Credit Agreement or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date; and (b) with respect to any LOC Obligations on any date, the amount of such LOC Obligations on such date after giving effect to any LOC Credit Extension occurring on such date and any other changes in the aggregate amount of the LOC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 11.3(d).

“Participation Interest” means the purchase by a Lender of a participation in Letters of Credit as provided in Section 2.4(d), in Swingline Loans as provided in Section 2.5(b)(iii) and in Loans as provided in Section 3.13.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by either Borrower or any ERISA Affiliate or to which either Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Commodity Hedging” means commodity hedgings by either of the Borrowers existing on the Closing Date secured only by the commodity being hedged and in no event guaranteed by a Guarantor.

“Permitted Investments” means Investments which are either (a) cash and Cash Equivalents; (b) accounts receivable created, acquired or made by any Credit Party or Subsidiary in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (c) Investments consisting of stock, obligations, securities or other property received by any Credit Party or Subsidiary in settlement of accounts receivable (created in the ordinary course of business) from insolvent obligors; (d) Investments existing as of the Closing Date and set forth in Schedule 1.1C; (e) Guaranty Obligations permitted by Section 8.1, (f) Permitted Motorsports Transactions or other acquisitions permitted by Section 8.4(c); (g) loans to directors, officers, employees, agents, customers or suppliers that do not exceed an aggregate principal amount of $500,000 at any one time outstanding for Speedway Motorsports and all of its Subsidiaries taken together; (h) Investments received as consideration in connection with or arising by virtue of any merger, consolidation, sale or other transfer of assets permitted under Section 8.4; (i) Intercompany Indebtedness; (j) Capital Stock or other securities of any Person which is traded on the New York Stock Exchange, the American Stock Exchange, the London Stock Exchange, the Paris Bourse or NASDAQ, provided the aggregate basis at any one time in such Investments does not exceed $2,500,000 and such investments have not been purchased on margin; (k) loans or advances to Persons to the extent necessary to enable them to pay taxes, fees and other expenses as and when required to maintain liquor licenses provided such loans or advances (i) are customary in Speedway Motorsports’ business and (ii) the aggregate principal amount outstanding at any one time of such loans or advances does not exceed $2,000,000; (l) other investment grade investments (at least a BBB-and Baa3 rating (or the equivalent thereof) by S&P and Moody’s) with a maturity of less than five years provided such investments do not exceed $40,000,000 in the aggregate (including, without limitation, privately offered, unregistered funds provided the fund has a AAA rating (or the equivalent thereof) or better by S&P or Moody’s); (m) non-investment grade investments with a maturity of less than three years (and non-investment grade open end mutual funds) provided such investments do not exceed $10,000,000 in the aggregate; and (n) other Investments not contemplated in the foregoing clauses (a) through (m) in an aggregate principal amount not to exceed $5,000,000 in any fiscal year.

“Permitted Liens” means:

(a) Liens in favor of the Administrative Agent on behalf of the Lenders;

(b) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Credit Party or any Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(e) Liens arising in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within sixty (60) days after the entry thereof, be discharged within thirty (30) days or the execution thereof be stayed pending appeal and be discharged within thirty (30) days after the expiration of any such stay;

(f) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(g) Liens on Property securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 8.1(c), provided that any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof;

(h) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(i) Liens existing as of the Closing Date and set forth on Schedule 1.1D;

(j) Liens arising under leases permitted hereunder (other than Capital Leases); and

(k) Liens in favor of the Issuing Lender or the Swingline Lender, as applicable, on cash collateral securing the Obligations of a Defaulting Lender to fund risk participations in LOC Obligations and Swingline Loans.

“Permitted Motorsports Transactions” means a transaction or transactions by either Borrower related to the motorsports industry including, without limitation, the acquisition of additional motor speedways, the acquisition of entities involved in motorsports, the formation of new entities (including joint ventures) to conduct business related to motorsports, and the making, promotion, distribution or selling of motorsports merchandise.

“Permitted Refinancing Indebtedness” means any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance” and to constitute a “Refinancing”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension, but the principal amount of any such refinancing, refunding, renewal or extension may include (i) the principal amount of unfunded commitments relating thereto, (ii) a reasonable premium or other reasonable amount paid (it being agreed that the premium to be paid in connection with the tender and redemption of the Senior Subordinated Notes is reasonable), and (iii) the costs thereof, including reasonable fees and expenses incurred in connection therewith, (b) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate and (c) in connection with any Refinancing of the Senior Subordinated Notes or any Additional Subordinated Debt, the Borrowers shall provide written evidence to the Administrative Agent at least five (5) Business Days prior to such Refinancing that such Indebtedness will be refinanced pursuant to a provision of the Indenture other than Section 4.09(c)(i) thereof, with respect to the Senior Subordinated Notes, and any provision establishing a similar, specific limitation on the maximum amount of credit agreement debt in the applicable Additional Subordinated Debt Indenture, with respect to any Additional Subordinated Debt.

“Permitted Transferee” means (a) either of the Borrowers, (b) Sonic Financial Corporation or any successor thereof (provided at least 51% of the Voting Stock of Sonic

Financial Corporation is owned by O. Bruton Smith, Family Members (as hereinafter defined) or another Permitted Transferee), (c) O. Bruton Smith or the spouse or any lineal descendant of O. Bruton Smith and/or any parent of any such holder (collectively, the “Family Members”), (d) the trustee of a trust (including a voting trust) for the benefit of such holder and/or Family Members, (e) a corporation in respect of which such holder and/or Family Members hold beneficial ownership of all shares of Capital Stock of such corporation, (f) a partnership in respect of which such holder and/or Family Members hold beneficial ownership of all partnership shares of or interests in such partnership, (g) a limited liability company in respect of which such holder and/or Family Members hold beneficial ownership of all memberships in or interests of such company, (h) the estate of such holder and/or Family Members or (i) any other holder of Capital Stock of Speedway Motorsports who or which becomes a holder in accordance with clause (c), (d), (e), (f), (g) or (h) hereof; provided, however, that none of the foregoing will be deemed a Permitted Transferee if the transfer results in the failure of Speedway Motorsports to meet the criteria for listing on the New York Stock Exchange.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any of the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means such term as defined in Section 7.1.

“Pledge Agreement” means the amended and restated pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Borrowers, as amended, modified, restated or supplemented from time to time.

“Prior Period” means such term as defined in Section 7.11(d).

“Pro Forma Basis” means, with respect to any transaction, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and determining compliance with the financial covenants hereunder, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the most recent Calculation Date with respect to which the Administrative Agent has received the Required Financial Information. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Asset Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Asset Disposition shall be excluded to the extent relating to any period prior to the date thereof, and (ii) Indebtedness paid or retired in connection with such Asset Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any acquisition, consolidation or merger, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof, and (ii) Indebtedness incurred in connection with such acquisition, consolidation or merger shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” means such term as defined in Section 7.1.

“Refinance” and “Refinancing” have the meaning assigned to those terms in the definition of Permitted Refinancing Indebtedness.

“Register” means such term as defined in Section 11.3(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Financial Information” means, with respect to the applicable Calculation Date, (a) the financial statements of Speedway Motorsports required to be delivered pursuant to Section 7.1 for the fiscal period or quarter ending as of such Calculation Date, and (b) the certificate of the chief financial officer, chief executive officer or president of Speedway Motorsports required by Section 7.1 to be delivered with the financial statements described in clause (a) above.

“Required Lenders” means, at any time, (a) Lenders which are then in compliance with their obligations hereunder (as determined by the Administrative Agent) and holding in the aggregate more than fifty percent (50%) of the Commitments, or (b) if the Commitments have been terminated or have expired, Lenders having more than fifty percent (50%) of the aggregate principal amount of the Obligations outstanding (taking into account in each case Participation Interests or obligations to participate therein); provided that the Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Credit Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Speedway Motorsports or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Speedway Motorsports or any of its Subsidiaries, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness pursuant to clause (a)(i) of the definition of “Intercompany Indebtedness” or (e) except in connection with any Refinancing permitted hereunder, any voluntary or optional payment or prepayment or redemption or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange (or, in each case, any notice with respect thereto) of any other Indebtedness.

“Revolving Commitment” means the commitment of each Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage multiplied by the Revolving Committed Amount (as such Revolving Committed Amount may be reduced from time to time pursuant to Section 3.4).

“Revolving Commitment Percentage” means, for any Revolving Lender, the percentage identified as its Revolving Commitment as specified in Schedule 2.1(a).

“Revolving Committed Amount” means, collectively, the aggregate amount of all the Revolving Commitments as referenced in Section 2.1(a) and individually, the amount of each Revolving Lender’s Revolving Commitment as specified in Schedule 2.1(a).

“Revolving Lenders” means Lenders holding a Revolving Commitment hereunder, or, if the Revolving Commitments have been terminated or have expired, Lenders having Revolving Obligations outstanding hereunder (taking into account in each case Participation Interests).

“Revolving Loans” means such term as defined in Section 2.1(a).

“Revolving Obligations” means the Revolving Loans, the LOC Obligations and the Swingline Loans.

“Revolving Note” or “Revolving Notes” means the promissory notes of the Borrowers in favor of each of the Revolving Lenders evidencing the Revolving Loans in substantially the form attached as Schedule 2.8(a)-1, individually or collectively, as appropriate as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“SEC” means the Securities and Exchange Commission or any agency or instrumentality of the United States of America succeeding to the powers and duties thereof.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered into by the Credit Parties or their Subsidiaries pursuant to which such Person sells, conveys or otherwise transfers, or grants a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Senior Subordinated Notes” means the senior subordinated notes due 2013 of Speedway Motorsports in the aggregate original principal amount of $330,000,000 issued pursuant to the Indenture.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course,

(c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Speedway Funding” means such term as defined in the heading hereof.

“Speedway Motorsports” means such term as defined in the heading hereof.

“Sprint Cup Race” means a race this is part of NASCAR’s premier point series championship, currently known as the Sprint Cup Series, as it may be renamed from time to time.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time. Unless otherwise provided, “Subsidiary” shall mean a subsidiary of Speedway Motorsports. The term “Subsidiary” shall not include any Unrestricted Subsidiaries, except with respect to the calculation of Consolidated Net Worth as set forth in Section 7.11(a).

“Subordinated Debt” means any Indebtedness of Speedway Motorsports and its consolidated Subsidiaries which by its terms is expressly subordinated in right of payment to the prior payment of the obligations of the Credit Parties under the Credit Documents on terms and conditions and evidenced by documentation satisfactory to the Administrative Agent, including, without limitation, the Senior Subordinated Notes and any Subordinated Debt issued pursuant to any Additional Subordinated Debt Indenture.

“Swingline Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Commitments.

“Swingline Lender” means the Administrative Agent.

“Swingline Loan” means such term as defined in Section 2.5(a).

“Swingline Note” means the promissory notes of the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans in substantially the form attached as Schedule 2.8(a)-2, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means Lenders holding a Term Loan Commitment hereunder, or, if the Term Loan Commitments have been terminated or have expired, Lenders having any portion of the Term Loan outstanding hereunder (taking into account in each case Participation Interests pursuant to Section 3.13).

“Term Loan” means the Delayed Draw Term Loan and any Incremental Term Loan.

“Term Note” or “Term Notes” means the promissory notes of the Borrowers in favor of each of the Term Lenders, if any, evidencing Term Loans in substantially the form attached as Schedule 2.8(a)-3, individually or collectively, as appropriate, as such promissory notes may be amended, restated, modified, supplemented, extended, renewed or replaced from time to time.

“Termination Date” means January 28, 2015; provided, however, that if such date is not a Business Day, the Termination Date shall be the preceding Business Day.

“Threshold Requirement” means such term as defined in Section 7.12(b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all LOC Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unreimbursed Amount” means such term as defined in Section 2.4(d)(i).

“Unrestricted Subsidiaries” means, collectively, Oil-Chem, NewCo and each subsidiary thereof.

“Upfront Fee” means such term as defined in Section 3.5.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.2 Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Computation of Interest and Fee;  Pro Forma Calculations; Accounting Terms; Retroactive Adjustments of Applicable Percentage.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.14(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 7.1 hereof, consistent with the financial statements as of December 31, 2009); provided, however, if (a) Speedway Motorsports shall object in writing to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or in replacement thereof (including, without limitation, as a result of the adoption of the International Financial Reporting Standards by any governmental or professional body) or (b) the Administrative Agent or the Required Lenders shall so object in writing within thirty (30) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Speedway Motorsports to the Lenders as to which no such objection shall have been made.

(c) Notwithstanding anything herein to the contrary, determination of (i) the applicable pricing level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants hereunder shall be made on a Pro Forma Basis.

(d) If, as a result of any restatement of or other adjustment to the financial statements of the Speedway Motorsports or for any other reason, the Borrowers or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Sections 2.4(d)(iii), 2.4(i) or 2.7(c) or under Section 9. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

1.4 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LOC Documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 2

CREDIT FACILITY

2.1 Credit Facilities.

(a) Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time from the Closing Date until the Termination Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided, however, that the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed the Revolving Committed Amount and; provided, further, (i) with regard to each Revolving Lender individually, such Lender’s share of outstanding Revolving Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (ii) with regard to the Revolving Lenders collectively, the aggregate principal amount of outstanding Revolving Obligations shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000) (as such aggregate maximum amount may from time to time be increased pursuant to Section 2.6 or reduced as provided in Section 3.4, the “Revolving Committed Amount”) and (iii) with regard to the Revolving Lenders collectively, the aggregate principal amount of the Revolving Obligations shall not exceed the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrowers may request and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that no more than six Eurodollar Loans shall be outstanding hereunder at any time with respect to Revolving Loans. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period.

(b) Delayed Draw Term Loan Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Delayed Draw Term Loan”) to the Borrowers in Dollars in one advance at any time during the Availability Period in an amount not to exceed such Lender’s Delayed Draw Term Loan Commitment; provided, however, (x) before the advance of the Delayed Draw Term Loan may be made under this Section 2.1(b), the Chief Financial Officer of Speedway Motorsports and the President of Speedway Funding shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to the Delayed Draw Term Loan on a Pro Forma Basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter for which financial statements of Speedway Motorsports and its Subsidiaries are available. Amounts repaid on the Delayed Draw Term Loan may not be reborrowed. The Delayed Draw Term Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as further provided herein.

2.2 Borrowings.

(a) Notice of Borrowing. The Borrowers shall request a Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent not later than 11:00 a.m. on the Business Day prior to the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan or Term Loan, if applicable, is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If any such Notice of Borrowing shall fail to specify (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder and (III) whether the borrowing is a Revolving Loan or a Term Loan, then such notice shall be deemed to be a request for a Revolving Loan. The Administrative Agent shall give notice to each Revolving Lender or Term Lenders, as appropriate, before 5:00 p.m. on the day of receipt of each Notice of Borrowing specifying the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(b) Minimum Amounts. Each Loan borrowing shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or, with respect to Revolving Loans, the remaining amount of the Revolving Commitment, if less).

(c) Advances. Each Lender will make its Commitment Percentage of each Loan borrowing available to the Administrative Agent for the account of the Borrowers at the office of the Administrative Agent specified in Schedule 2.1(a), or at such other office as the Administrative Agent may designate in writing, by 12:00 noon on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent by crediting the account of the Borrowers on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(d) After giving effect to all borrowings of Loans, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.3 Repayment of Loans.

(a) Revolving Loans. The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swingline Loans. The Borrowers shall repay each Swingline Loan on the earlier to occur of (i) the date within one (1) Business Day of demand therefor by the Swingline Lender and (ii) the Termination Date.

(c) Delayed Draw Term Loan. The Borrowers shall repay the outstanding principal amount of the Delayed Draw Loan in equal quarterly installments on the last day of each fiscal quarter such that ten percent (10.0%) of the aggregate initial principal amount of the Delayed Draw Term Loan is repaid in each calendar year (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 3.3) with the outstanding principal amount of the Delayed Draw Term Loan (together with any unpaid accrued interest thereon) due and payable in full on the Termination Date, unless accelerated sooner pursuant to Section 9.2; provided that (i) the Borrowers shall not be required to make any such payment on the Delayed Draw Term Loan until the last day of the first fiscal quarter ending after the borrowing of the Delayed Draw Term Loan and (ii) it is understood and agreed that during fiscal year 2011, the Borrowers shall be required to pay ten percent (10%) of the aggregate initial principal amount of the Delayed Draw Term Loan, notwithstanding the number of principal payments made during fiscal year 2011.

(d) Incremental Term Loan. The Borrowers shall repay the outstanding principal amount of the Incremental Term Loan in the installments on the dates and in the amounts set forth in the definitive documentation therefor (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 3.3), unless accelerated sooner pursuant to Section 9.2.

2.4 Letter of Credit Subfacility.

(a) Letters of Credit. Subject to the terms and conditions set forth herein, (i) the Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.4, (A) from time to time on any Business Day during the period from the Closing Date until the Termination Date, to issue Letters of Credit in Dollars for the account of either Borrower or any Subsidiary of either Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor drawings under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of either Borrower or any Subsidiary of either Borrower and any drawings thereunder; provided that after giving effect to any LOC Credit Extension with respect to any Letter of Credit, (x) the aggregate Outstanding Amount of all Revolving Obligations shall not exceed the aggregate amount of all Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Revolving Commitment Percentage of the Outstanding Amount of all LOC Obligations, plus such Lender’s Revolving Commitment Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the LOC Obligations shall not exceed the LOC

Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the LOC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Obligation to Issue or Amend.

(i) The Issuing Lender shall not issue any Letter of Credit if:

(A) subject to Section 2.4(c)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Termination Date, unless all the Lenders have approved such expiry date.

(ii) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing or amending the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance or amendment of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the Issuing Lender, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 3.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LOC Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(iv) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and LOC Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(c) Procedures for Issuance and Amendment; Auto-Renewal.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit application, appropriately completed and signed by such Borrower. Such Letter of Credit application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) such other matters as the Issuing Lender may require; and (H) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require.

(ii) Promptly after receipt of any Letter of Credit application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application from a Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Commitment Percentage of such Letter of Credit.

(iii) If the Borrowers so request in any applicable Letter of Credit application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrowers shall not be required to make a specific request to the Issuing Lender for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Termination Date; provided, however, that the Issuing Lender shall not permit any such renewal if (A) the Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Renewal Notice Date (1) from the Administrative Agent that Revolving Lenders holding more than 50% of the Revolving Commitments have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Lender or Credit Party that one or more of the applicable conditions specified in Section 5.2 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the Issuing Lender shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof. In such event, the Borrowers shall be deemed to have requested a borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2(b) for the principal amount of Base Rate Loans, the amount of the unutilized portion of the aggregate Revolving Commitments or the conditions set forth in Section 5.2. Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including the Revolving Lender acting as Issuing Lender) shall upon any notice pursuant to Section 2.4(d)(i) make funds available to the Administrative Agent for the account of the Issuing Lender at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.4(d)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Base Rate Loans for any reason, the Borrowers shall be deemed to have incurred from the Issuing Lender an LOC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LOC Borrowing Borrowers promise to pay (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.4(d)(ii) shall be deemed payment in respect of its participation in such LOC Borrowing and shall constitute an LOC Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.4.

(iv) Until each Revolving Lender funds its Revolving Loan or LOC Advance pursuant to this Section to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the Issuing Lender.

(v) Each Revolving Lender’s obligation to make Revolving Loans or LOC Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Lender, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.2, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an LOC Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section by the time specified herein, the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(e) Repayment of Participations.

(i) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s LOC Advance in respect of such payment in accordance with Section 2.4(d), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LOC Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.4(d)(i) is required to be returned under any of the circumstances described in Section 3.15 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(f) Obligations Absolute. The obligation of the Borrowers to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each LOC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or other applicable insolvency or debtor relief law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the Issuing Lender. The Borrowers shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(g) Role of Issuing Lender. Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent Parties nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders, or Revolving Lenders holding in the aggregate more than 50% of the Revolving Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Agent Parties, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.4(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers that the Borrowers prove were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an existing letter of credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each trade Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay Letter of Credit fees as set forth in Section 3.5(c).

(j) Conflict with Letter of Credit Documents. In the event of any conflict between the terms hereof and the terms of any LOC Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. Each of the Borrowers hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that each of the Borrower’s businesses derive substantial benefits from the businesses of such Subsidiaries.

2.5 Swingline Loan Subfacility.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.5 and in its sole discretion, make certain revolving credit loans to the Borrowers (each a “Swingline Loan” and, collectively, the “Swingline Loans”) at any time and from time to time, during the period from the Closing Date until the Termination Date for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed the Swingline Sublimit, and (ii) the sum of the aggregate principal amount of Revolving Obligations outstanding at any time shall not exceed the Revolving Committed Amount. Swingline Loans hereunder shall be made as Base Rate Loans in accordance with the provisions of this Section 2.5, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Advances.

(i) Notices; Disbursement. The Borrowers shall request a Swingline Loan advance hereunder by written notice (or telephone notice promptly confirmed in writing) to the Swingline Lender not later than 11:00 a.m. on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day), (C) the principal amount of the Swingline Loan advance requested and (D) that all of the conditions set forth in Section 5.2 are then satisfied. Each Swingline Loan shall be made as a Base Rate Loan and shall have such maturity date as the Swingline Lender and the Borrowers shall agree upon receipt by the Swingline Lender of any such notice from the Borrowers. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrowers by 3:00 p.m. on the Business Day of the requested borrowing.

(ii) Minimum Amounts. Each Swingline Loan advance shall be in a minimum principal amount of $500,000 and in integral multiples of $100,000 in excess thereof.

(iii) Repayment of Swingline Loans. The Borrowers shall repay each Swingline Loan on the earlier to occur of (A) the date fifteen (15) Business Days after such Swingline Loan is made or (B) the Termination Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrowers, demand repayment of their Swingline Loans by way of a Revolving Loan advance, in which case the Borrowers shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Termination Date and on the date of the occurrence of any Event of Default described in Section 9.1 and upon acceleration of the Indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Revolving Lender, if so directed by the Administrative Agent in writing, hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Revolving Commitments relating thereto immediately prior to or contemporaneously with or after such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to either of the Borrowers or any other Credit Party), then each Revolving Lender hereby agrees that it shall upon written notice of the unavailability of a Revolving Loan and request for participation purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Swingline Lender such Participation Interests in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 3.4), provided that all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interests are purchased.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.7(c), each Swingline Loan shall bear interest at per annum rate equal to the Base Rate. Interest on Swingline Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein). The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.5 to refinance such Lender’s Revolving

Commitment Percentage of any Swingline Loan, interest in respect of such Revolving Commitment Percentage shall be solely for the account of the Swingline Lender.

(d) Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.6 Incremental Loan Facilities.

Subject to the terms and conditions set forth herein, the Borrowers may at any time after the Closing Date, upon notice to the Administrative Agent, establish additional credit facilities (the “Incremental Loan Facilities”) by increasing the Revolving Commitments or establishing a term loan (an “Incremental Term Loan”), or some combination thereof; provided that:

(a) the aggregate principal amount of all Incremental Loan Facilities shall not exceed Fifty Million Dollars ($50,000,000);

(b) no Default or Event of Default shall exist and be continuing;

(c) any such increase shall be in a minimum aggregate principal amount of $20,000,000 and integral multiples of $10,000,000 in excess thereof (or the remaining amount, if less);

(d) with respect to any Incremental Term Loan established pursuant to this Section 2.6, the average life to maturity shall be coterminous with or later than the Termination Date;

(e) the conditions to the making of a Loan set forth in Section 5.2 shall be satisfied;

(f) after giving effect to any increase in the Revolving Commitments pursuant to this Section 2.6 (and assuming that all revolving commitments are fully drawn) and/or the establishment of any Incremental Term Loan, the Borrowers shall be in compliance with 2009 Senior Notes, any Additional Senior Debt, any Additional Subordinated Debt and any other senior unsecured notes or senior subordinated notes and their related indentures;

(g) the Borrowers shall pay any applicable upfront and/or arrangement fees;

(h) the Borrowers shall obtain commitments for the amount of the increase in the Revolving Commitment or for any Incremental Term Loan pursuant to this Section 2.6 from existing Lenders (provided that no existing Lender shall have any obligation to increase its Revolving Commitments hereunder or provide any portion of any such Incremental Term Loan) or other commercial banks or financial institutions that would constitute an Eligible Assignee that are reasonably acceptable to the Administrative Agent (and with respect to any increase in the Revolving Commitments, the Issuing Lender and the Swingline Lender), provided that such other commercial banks and financial institutions join in this Credit Agreement as Lenders by joinder agreement or other arrangement reasonably acceptable to the Administrative Agent. In connection with any such increase in the Revolving Commitments or the establishment of Incremental Term Loan Commitments pursuant to this Section 2.6, Schedule 2.1(a) shall be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Borrowers will provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the new Lenders (including the existing Lenders that are increasing their commitments) in connection therewith; and

(i) the parties acknowledge that pricing for any Incremental Term Loan established after the Closing Date may be higher than pricing currently applicable to the Revolving Loans or to any previously established Term Loan, as applicable; provided, that if the all-in-yield, after giving effect to any offering of such Incremental Term Loan at a discount from par or any fees paid to the lenders in connection therewith, exceeds the all-in-yield (as reasonably determined by the Administrative Agent) by more than fifty basis points (0.50%) with respect to either the Revolving Loans on any prior Term Loan, as applicable, then the Applicable Percentage and/or fees payable by the Borrowers with respect to the Revolving Loans and any prior Term Loan, as applicable, shall be increased to the extent necessary to cause the all-in-yield with respect thereto to be no more than fifty basis points (0.50%) with respect to either of the Revolving Loan or any prior Term Loan, as applicable, less than, in each case, the all-in-yield with respect to such Incremental Term Loan (with the amount and manner of such increase to be determined by the Administrative Agent, in accordance with the foregoing, as of the date of effectiveness of the applicable Incremental Loan Facility).

This Credit Agreement and the other Credit Documents may be amended with the written consent of the Credit Parties and the Administrative Agent for the purpose of including and establishing an Incremental Loan Facility permitted hereunder.

In connection with the establishment of any Incremental Loan Facility, (A) none of the Joint Lead Arrangers shall have any obligation to arrange for or assist in arranging for any Incremental Loan Facility without its prior written approval and shall be subject to such conditions, including fee arrangements, as may be provided in connection therewith, (B) none of the Lenders, including Bank of America, shall have any obligation to provide commitments or loans for any Incremental Loan Facility without its prior written approval and (C) Schedule 2.1(a) will be revised to reflect the Lenders, Loans, Commitments, committed amounts and Commitment Percentages after giving effect to the establishment of any Incremental Loan Facility.

2.7 Interest.

(a) Subject to the provisions of Section 2.7(c), (i) each Eurodollar Loan comprising all or a part of a Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; and (ii) each Base Rate Loan comprising all or a part of a Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b) Subject to the provisions of Section 2.7(c), (i) each Eurodollar Loan or Base Rate comprising all or a part of a Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal as set forth in the documentation executed in connection with the applicable Incremental Loan Facility.

(c) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required

Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.8 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.8(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1 [Reserved].

3.2 Extension and Conversion.

The Borrowers shall have the option on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2, (iv) no more than six separate Eurodollar Loans shall be outstanding hereunder at any time with respect to the Revolving Loans and no more than six separate Eurodollar Loans shall be outstanding hereunder at any time with respect to any Term Loan, if applicable, and (v) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrowers by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 a.m. on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrowers of the matters specified in subsections (ii), (iii), (iv), (v) and (vi) of Section 5.2. In the event the Borrowers fail to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3 Prepayments.

(a) Voluntary Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three (3) Business Days’ prior written notice to the Administrative Agent specifying the applicable Loans to be prepaid, (ii) any prepayment of Eurodollar Loans will be accompanied by accrued interest thereon and subject to Section 3.11; and (iii) each such partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Each such notice of voluntary prepayment shall be irrevocable and shall specify the date and amount of prepayment and the Loans that are to be prepaid. The Administrative Agent will give prompt notice to the Lenders of any prepayment on the Loans and each Lender’s interest therein. Subject to Section 3.18, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Commitment Percentages. Subject to the foregoing terms, (A) voluntary prepayments on Revolving Loans shall be applied to outstanding Revolving Loans as the Borrowers may elect and (B) voluntary prepayments on any Term Loan, if applicable, shall be applied to the remaining principal amortization installments in inverse order of maturity. Within the foregoing parameters for application, voluntary prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans. Voluntary prepayments on the Revolving Loans may be reborrowed in accordance with the provisions hereof. Such voluntary prepayments shall not reduce the Revolving Committed Amount. Amounts prepaid on the Term Loans, if applicable, may not be reborrowed.

(b) Mandatory Prepayments.

(i) Overadvance. If at any time (A) the aggregate principal amount of the Revolving Obligations exceeds the Revolving Committed Amount, (B) the aggregate amount of LOC Obligations shall exceed the aggregate LOC Sublimit, or (C) the aggregate amount of Swingline Loans shall exceed the Swingline Sublimit, the Borrowers jointly and severally promise to prepay immediately upon demand the outstanding principal balance on the Revolving Loans or provide cash collateral in the manner and in an aggregate amount necessary to eliminate such excess in respect of the LOC Obligations. In the case of a mandatory prepayment required on account of subsection (B) in the foregoing sentence, the amount required to be paid shall serve to temporarily reduce the Revolving Committed Amount (for purposes of borrowing availability hereunder, but not for purposes of computation of fees) by the amount of the payment required until such time as the situation shall no longer exist. Payments hereunder shall be applied first to the Revolving Loans and Swingline Loans and then to a cash collateral account in respect of the LOC Obligations.

(ii) Asset Dispositions. The Obligations shall be immediately prepaid as hereafter provided in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Asset Disposition to the extent (A) such Net Cash Proceeds are not reinvested in the same or similar property or assets within six (6) months of the date of such Asset Disposition, and (B) the aggregate amount of such Net Cash Proceeds not reinvested in accordance with the foregoing clause (A) shall exceed $5,000,000 in any fiscal year.

(iii) Debt Transactions. The Obligations shall be immediately prepaid as hereafter provided in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Debt Transaction.

(iv) Application. All prepayments made pursuant to Sections 3.3(b)(ii) and (iii) shall be accompanied by accrued interest thereon and subject to Section 3.11 and shall be applied (A) first, pro rata to the Delayed Draw Term Loan and any Incremental Term Loan until each is paid in full, with application to the principal amortization installments thereof in inverse order of maturity, second, to Swingline Loans, and third, to Revolving Loans, in each case to Base Rate Loans and then to Eurodollars Loans in direct order of Interest Period maturities. Prepayments on the Revolving Obligations under Sections 3.3(b)(ii) and (iii) shall permanently reduce the Revolving Committed Amount.

(c) Notice. The Borrowers will provide notice to the Administrative Agent of any prepayment by 11:00 a.m. on the date of prepayment. Amounts paid on the Loans under subsection (a) and (b)(i) hereof may be reborrowed in accordance with the provisions hereof.

3.4 Termination and Reduction of Commitments.

The Borrowers may from time to time permanently reduce or terminate the aggregate Revolving Committed Amount or the Delayed Draw Term Loan Commitments in whole or in part (in minimum aggregate amounts of $10,000,000 (or, if less, the full remaining amount of the Revolving Committed Amount or the Term Loan Commitments, as applicable)) upon five (5) Business Days’ prior written notice from the Borrowers to the Administrative Agent; provided, however, no such termination or reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate principal amount of Revolving Obligations outstanding. The Revolving Commitments of the Revolving Lenders shall automatically terminate on the Termination Date. The Delayed Draw Term Loan Commitments shall terminate upon expiration of the Availability Period. The Administrative Agent shall promptly notify each of the Lenders of receipt by the Administrative Agent of any notice from the

Borrowers pursuant to this Section 3.4. Any reduction of Commitments shall be applied to the applicable Commitment of each Lender according to its Term Loan Commitment Percentage or Revolving Commitment Percentage, as applicable. All fees accrued until the effect date of any termination of Commitments shall be paid in full on the effective date of such termination.

3.5 Fees.

(a) Commitment Fee. In consideration of the Revolving Commitments hereunder, the Borrowers agree to pay the Administrative Agent for the ratable benefit of the Revolving Lenders in accordance with such Lender’s Revolving Commitment Percentage a commitment fee (the “Commitment Fee”) equal to the Applicable Percentage per annum on the actual daily unused amount of the Revolving Committed Amount for the applicable period; provided that (i) no commitment fees shall accrue on the Revolving Commitment in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender For the purposes hereof Swingline Loans shall not be considered usage under the Revolving Commitments. The Commitment Fee shall be payable (i) quarterly in arrears on the Interest Payment Date following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof) beginning with the first such date to occur after the Closing Date and (ii) on the Termination Date. For purposes of clarification, Swingline Loans shall not be considered outstanding for purposes of determining the unused portion of the Revolving Commitment Amount.

(b) Delayed Draw Term Loan Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Term Loan Commitment Percentage, a commitment fee (the “Delayed Draw Term Loan Commitment Fee”) in Dollars at a rate per annum equal to the product of (i) 0.55% times (ii) the Delayed Draw Term Loan Commitment of such Lender, subject to adjustment as provided in Section 1.3. The Delayed Draw Term Loan Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period; provided, that (A) no Delayed Draw Term Loan Commitment Fee shall accrue on the Delayed Draw Term Loan Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Delayed Draw Term Loan Commitment Fee accrued with respect to the Delayed Draw Term Loan Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender.

(c) Letter of Credit Fees.

(i) Letter of Credit Issuance Fee. In consideration of the issuance of Letters of Credit hereunder, the Borrowers jointly and severally promise to pay to the Administrative Agent for the ratable benefit of the Revolving Lenders in accordance with such Lender’s Revolving Commitment Percentage a fee (the “Letter of Credit Fee”) on the actual daily maximum amount available to be drawn under each Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage for the Letter of Credit Fee; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting

Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 2.4 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Commitment Percentages allocable to such Letter of Credit pursuant to Section 3.18(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. The Letter of Credit Fee will be payable quarterly in arrears on the 15th day of each January, April, July and October for the immediately preceding fiscal quarter (or a portion thereof). Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Issuing Lender Fees. In addition to the Letter of Credit Fee payable pursuant to clause (i) above, the Borrowers jointly and severally promise to pay, to the Issuing Lender for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrowers and the Issuing Lender from time to time and the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d) Administrative Fees. The Borrowers jointly and severally promise to pay to the Administrative Agent, for its own account and for the account of Merrill Lynch, Pierce, Fenner & Smith Incorporated, as applicable, the annual administrative fee, structuring fee and other fees referred to in the Agent’s Fee Letter (collectively, the “Agent’s Fees”).

(e) Upfront Fees. The Borrowers jointly and severally promise to pay to the Administrative Agent for the benefit of the Lenders in immediately available funds on or before the Closing Date an upfront fee (the “Upfront Fee”) as outlined in the letter from the Administrative Agent to the Lenders dated January 27, 2011.

3.6 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender;

(ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, delivers to the Borrowers a certificate for reimbursement as provided in Section 3.6(c) (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.7 Inability To Determine Interest Rate.

If the Required Lenders determine in connection with any request for a Eurodollar Loan a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar

Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans in Dollars and Base Rate Loans determined by reference to the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans in Dollars or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (with the Base Rate determined other than by reference to the Eurodollar Rate) in the amount specified therein.

3.8 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans in Dollars, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, from the date of such notice to the date such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist:

(a) any obligation of such Lender to make or continue Eurodollar Loans in Dollars or to convert Base Rate Loans to Eurodollar Loans in Dollars shall be suspended and the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Eurodollar Loans or convert all Eurodollar Loans of such Lender to Base Rate Loans (with the Base Rate determined other than by reference to the Eurodollar Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans; and

(b) if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, then all Base Rate Loans shall accrue interest at a Base Rate determined without reference to the Eurodollar Rate.

Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.9 Requirements of Law.

If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(a) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof); or

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(c) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever); and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof;

then, in any such case, upon notice to the Borrowers from such Lender, through the Administrative Agent, in accordance herewith, the Borrowers shall be jointly and severally obligated to pay promptly to such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that, in any such case, the Borrowers may elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrowers shall be jointly and severally obligated to pay promptly to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.11. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrowers through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.10 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require either Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the applicable Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If either Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, indemnify the Administrative Agent, each Lender and the Issuing Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrowers shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Lender shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including Attorney Costs of the Borrowers or the Administrative Agent) incurred by or asserted against either Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Lender, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Lender, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e). Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or the Administrative Agent to a Governmental Authority as provided in this Section 3.10, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if either Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of IRS Form W-8ECI,

(III) executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of either Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws of any jurisdiction that either Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.11 Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall jointly and severally compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also jointly and severally pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.11, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.12 Pro Rata Treatment.

Except to the extent otherwise provided herein, each Loan, each payment or prepayment of principal of any Loan (other than Swingline Loans) or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of the Commitment Fee, each payment of the Letter of Credit Fees, each reduction of the Revolving Committed Amount and each conversion or extension of any Loan (other than Swingline Loans), shall be allocated pro rata among the applicable Lenders in accordance with the respective principal amounts of their outstanding Loans and Participation Interests.

3.13 Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LOC Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LOC Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the

Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 3.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LOC Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrowers or any of their Affiliates (as to which the provisions of this Section shall apply).

3.14 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Eurodollar Loans (or, in the case of any borrowing of Base Rate Loans, prior to 12:00 noon on the date of such borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 3, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.5 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.5 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.5.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.15 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or any other applicable insolvency or debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

3.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.9, or the Borrowers are required to pay any additional amount to any Lender, the Issuing Lender or any Governmental Authority for the account of any Lender or the Issuing Lender pursuant to Section 3.10, or if any Lender gives a notice pursuant to Section 3.9, then such Lender or the Issuing Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.9 or 3.10, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.8, as applicable, and (ii) in each case, would not subject such Lender or the Issuing Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the Issuing Lender, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the Issuing Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.9, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, the Borrowers may replace such Lender in accordance with Section 11.22.

3.17 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LOC Borrowing, or (ii) if, as of the Termination Date, any LOC Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all LOC Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Lender or the Swingline Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 3.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Each of the Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 3.17 or Sections 2.4, 2.5, 3.3, 3.18 or 9.2 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.3(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 3.17 may be otherwise applied in accordance with Section 9.3), and (y) the Person providing Cash Collateral and the Issuing Lender or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.18 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 11.6.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by that

Defaulting Lender pursuant to Section 11.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as Speedway Motorsports may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Speedway Motorsports, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to either of the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by either of the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LOC Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LOC Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 3.5(a) and any Delayed Draw Term Loan Commitment Fee pursuant to Section 3.5(b) for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.5(c).

(iv) Reallocation of Commitment Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.4 and 2.5, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of

Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swingline Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 3.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 4

GUARANTY

4.1 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into a Hedge Agreement or a Treasury Management Agreement with either Borrower or any Subsidiary, and each other holder of the Obligations, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its Guaranty Obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

4.2 Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the

Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents or any other agreement or instrument referred to therein shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.3 Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, Attorney Costs) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4 Certain Additional Waivers.

Without limiting the generality of the provisions of this Section 4, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. §§ 26-7 through 26-9, inclusive. Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations. Each of the Guarantors further agrees that it shall have no right of subrogation, reimbursement or indemnity, nor any right of recourse to security, if any, for the Obligations so long as any amounts payable to the Administrative Agent or the Lenders in respect of the Obligations shall remain outstanding or any of the Commitments shall not have expired or been terminated.

4.5 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said Section 4.1.

4.6 Guaranty of Payment; Continuing Guarantee.

The guaranty in this Section 4 is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Obligations whenever arising.

SECTION 5

CONDITIONS

5.1 Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to fund the initial advance hereunder shall be subject to satisfaction of the following conditions (with all closing deliverables listed below in form and substance satisfactory to the Administrative Agent and each of the Lenders):

(a) The Administrative Agent shall have received original counterparts of this Credit Agreement executed by each of the parties hereto;

(b) The Administrative Agent shall have received an appropriate original Revolving Note for each Lender, executed by each of the Borrowers;

(c) The Administrative Agent shall have received original counterparts of the Pledge Agreement executed by each of the parties thereto, together with all stock certificates evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

(d) The Administrative Agent shall have received all documents it may reasonably request relating to the existence and good standing of each of the Credit Parties, the corporate or other necessary authority for and the validity of the Credit Documents, and any other matters relevant thereto;

(e) The Administrative Agent shall have received an incumbency certificate for each of the Borrowers certified by a secretary or assistant secretary to be true and correct as of the Effective Date.

(f) The Administrative Agent shall have received a certificate executed by the Vice Chairman and Chief Financial Officer of Speedway Motorsports and President of Speedway Funding as of the Closing Date (i) calculating the financial covenants set forth in Section 7.11 as of September 30, 2010 and (ii) certifying that immediately after giving effect to this Credit Agreement and the other Credit Documents, (A) no Default or Event of Default exists and (B) the representations and warranties set forth in Section 6 are true and correct in all material respects;

(g) The Administrative Agent shall have received a legal opinion of Parker Poe Adams and Bernstein LLP, counsel for the Credit Parties, dated as of the Closing Date and substantially in the form of Schedule 5.1(g);

(h) The Lenders shall have received and approved (i) a consolidated and consolidating balance sheet and income statement of Speedway Motorsports and its Subsidiaries for the fiscal year 2009, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and, as to the consolidated statements only, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be unqualified, and (ii) a consolidated and consolidating balance sheet and income statement of Speedway Motorsports and its Subsidiaries for the fiscal quarter ended September 30, 2010, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief executive officer, chief financial officer or president of Speedway Motorsports to the effect that such quarterly financial statements fairly present in all material respects the financial condition of Speedway Motorsports and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments, including without limitation the addition of footnotes;

(i) No Material Adverse Change shall have occurred since the financial statements as of December 31, 2009;

(j) The Administrative Agent shall have received copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements of the Credit Documents;

(k) The Administrative Agent shall have received such other documents, agreements or information which may be reasonably requested by the Administrative Agent and/or the Required Lenders; and

(l) The Administrative Agent shall have received for its own account and for the accounts of the Lenders, all fees and expenses required by this Credit Agreement or any other Credit Document to be paid on or before the Closing Date.

Without limiting the generality of the provisions of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to all Extensions of Credit.

The obligations of each Lender to make, convert or extend any Loan (including the initial Loans) and to issue or extend, or participate in, a Letter of Credit are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date (and on the Closing Date only) of the conditions set forth in Section 5.1 and satisfaction on the Effective Date of the conditions set forth in Section 5.2:

(i) The Borrowers shall have delivered, an appropriate Notice of Borrowing, Notice of Extension/Conversion or LOC Documents;

(ii) The representations and warranties set forth in Section 6 shall be, subject to the limitations set forth therein, true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

(iii) There shall not have been commenced against the Borrowers or any Guarantor an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

(iv) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto and

(v) There shall not have occurred any Material Adverse Change since the extension of the last Loan; and

(vi) Immediately after giving effect to the making of any such Revolving Loan (and the application of the proceeds thereof) the sum of Revolving Obligations outstanding shall not exceed the Revolving Committed Amount, the sum of LOC Obligations outstanding shall not exceed the LOC Sublimit, and the sum of Swingline Loans outstanding shall not exceed the Swingline Sublimit.

(vii) Immediately after giving effect to the making of the Delayed Draw Term Loan (and the application of the proceeds thereof) the Outstanding Amount of the Delayed Draw Term Loan shall not exceed the aggregate amount of the Delayed Draw Term Loan Commitments.

The delivery of each Notice of Borrowing and each Notice of Extension/Conversion shall constitute a representation and warranty by the Borrowers of the correctness of the matters specified in subsections (ii), (iii), (iv), (v) and (vi) above (and, with respect to any Borrowing of the Delayed Draw Term Loan, subsection (vii) above).

SECTION 6

REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties hereby represents to the Administrative Agent and each Lender that:

6.1 Financial Condition.

The audited combined balance sheets, statements of income and statements of cash flows of Speedway Motorsports for the year ended December 31, 2009 have heretofore been furnished to each Lender. Such financial statements (including the notes thereto) (i) have been audited by PricewaterhouseCoopers LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) the combined financial condition, results of operations and cash flows of Speedway Motorsports and its combined Subsidiaries as of such date and for such periods. The unaudited interim balance sheets of Speedway Motorsports and its consolidated Subsidiaries as at the end of, and the related unaudited interim statements of income and of cash flows for, the fiscal quarter ended September 30, 2010 have heretofore been furnished to each Lender. Such interim financial statements, for each such quarterly period, (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) the combined financial condition, results of operations and cash flows of Speedway Motorsports and its consolidated Subsidiaries as of such date and for such periods. During the period from September 30, 2010 to and including the Closing Date, there has been no sale, transfer or other Asset Disposition by it or any of its Subsidiaries of any material part of the business or property of Speedway Motorsports and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other person) material in relation to the combined financial condition of Speedway Motorsports and its consolidated Subsidiaries, taken as a whole, in each case which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

6.2 No Change.

Since December 31, 2009, (a) except as and to the extent disclosed on Schedule 6.2(a), there has been no development or event relating to or affecting any of the Credit Parties which has had or would be reasonably expected to have a Material Adverse Effect and (b) except as permitted under this Credit Agreement (if this Credit Agreement were to have been in effect from and after December 31, 2009), no dividends or other distributions have been declared, paid or made upon the Capital Stock or other equity interest in any Credit Party nor has any of the Capital Stock or other equity interest in any Credit Party been redeemed, retired, purchased or otherwise acquired for value by such Credit Party.

6.3 Organization; Existence; Compliance with Law.

(a) Each of the Credit Parties (i) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (iii) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect.

(b) Each of the Credit Parties is in compliance with all material Requirements of Law.

(c) No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(d) Each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.4 Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrowers, to borrow hereunder, and each of the Borrowers has taken all necessary corporate or other necessary action to authorize the borrowings on the terms and conditions of this Credit Agreement, and to authorize the execution, delivery and performance of the Credit Documents to which each is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Person is a party, except for consents, authorizations, notices and filings described in Schedule 6.4, all of which have been obtained or made or have the status described in such Schedule 6.4. This Credit Agreement has been, and each other Credit Document to which it is a party will be, duly executed and delivered on behalf the Credit Parties. This Credit Agreement constitutes, and each other Credit Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors’

rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5 No Legal Bar.

Except as previously disclosed in writing to the Lenders on or prior to the Closing Date, the execution, delivery and performance of the Credit Documents by the Credit Parties, the borrowings hereunder and the use of the proceeds of the borrowings hereunder (a) will not violate any Requirement of Law or contractual obligation of any Credit Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Credit Parties pursuant to any such Requirement of Law or contractual obligation and (c) will not violate or conflict with any provision of the articles of incorporation or by-laws of any Credit Party.

6.6 No Material Litigation.

No litigation, investigation, prosecution, proceeding, imposition of fines or penalties or dispute of, by or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties or their Subsidiaries, threatened by or against any of the Credit Parties or against their respective properties or revenues which (a) relates to any of the Credit Documents or any of the transactions contemplated hereby or thereby or (b) would be reasonably expected to have a Material Adverse Effect. Set forth on Schedule 6.6 is a summary of all claims (excluding routine claims for benefits under employee benefit plans and arrangements), litigation, investigations, prosecutions and proceedings pending or, to the best knowledge of the Credit Parties, threatened by or against any of the Credit Parties or their Subsidiaries or against any of their respective properties or revenues, and none of such actions, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.7 No Default.

None of the Credit Parties or their Subsidiaries is in default under or with respect to any of their contractual obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by the Credit Documents.

6.8 Ownership of Property; Liens.

Each of the Credit Parties and their Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens or, with respect to property of a Subsidiary which is not a Credit Party, such Lien would not reasonably be likely to have a Material Adverse Effect.

6.9 Intellectual Property.

Each of the Credit Parties and their Subsidiaries owns, or has the legal right to use, all United States trademarks, tradenames, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 6.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and the use of such

Intellectual Property by the Credit Parties and their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate would not be reasonably expected to have a Material Adverse Effect.

6.10 No Burdensome Restrictions.

No Requirement of Law or contractual obligation of any Credit Party or any of their Subsidiaries would be reasonably expected to have a Material Adverse Effect.

6.11 Taxes.

Except as disclosed on Schedule 6.11 hereof, each of the Credit Parties and their Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the knowledge of any Credit Party, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Credit Party or Subsidiary, as the case may be; and no tax Lien has been filed, and, to the knowledge of any of the Credit Parties, no claim is being asserted, with respect to any such tax, fee or other charge.

6.12 ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or is properly relying on the current IRS opinion letter issued with respect to a duly adopted prototype or volume submitter document and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each of the Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.13 Governmental Regulations, Etc.

(a) No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 (or any successor thereto) referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of Speedway Motorsports and its Subsidiaries. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Exchange Act or regulations issued pursuant thereto, or Regulation U.

(b) None of the Credit Parties or their Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

(c) No director, executive officer or principal shareholder of any Credit Party or any Subsidiary is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms “director”, “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

(d) Each of the Credit Parties and their Subsidiaries has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business.

(e) Each of the Credit Parties and their Subsidiaries is not in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, federal, state or local environmental laws and regulations), which violation could reasonably be expected to have a Material Adverse Effect.

(f) Each of the Credit Parties and their Subsidiaries is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

(g) None of the Credit Parties intends to treat any of the Loans, the Letters of Credit or any related transaction as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event a Credit Party determines that it will take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If a Credit Party so notifies the Administrative Agent, any Lender may treat its Loans (and its participation interests in Letters of Credit and Swingline Loans) as subject to Treasury Regulation Section 301.6112-1, and such Lender will maintain any lists and other records required thereby.

6.14 Subsidiaries.

Schedule 6.14 sets forth all Subsidiaries (including Subsidiaries that are not Material Subsidiaries) of Speedway Motorsports at the Closing Date, the jurisdiction of incorporation of each such Subsidiary and the direct or indirect ownership interest of Speedway Motorsports therein.

6.15 Purpose of Loans.

The proceeds of the Loans hereunder shall be used solely (i) to refinance on the Closing Date existing indebtedness of the Borrowers and their Subsidiaries, including indebtedness pursuant to the Existing Credit Agreement, (ii) to finance working capital needs of Speedway Motorsports and its Subsidiaries, (iii) to finance letter of credit needs of Speedway Motorsports and its Subsidiaries, (iv) to finance general corporate needs of Speedway Motorsports and its Subsidiaries including capital expenditures, (v) to finance permitted investments, (vi) to finance the acquisition of additional motor speedways and related businesses and (vii) to refinance, prepay and/or make repurchases of the Senior Subordinated Notes to the extent permitted under Section 8.6; provided, however, that until the Senior Subordinated Notes shall have been paid or redeemed in full, all proceeds of the Delayed Draw Term Loan or any Incremental Term Loan shall be used to pay or redeem the Senior Subordinated Notes. No proceeds of the Obligations shall be used by any Subsidiary that is not a Guarantor, other than with respect to the making of Permitted Investments.

6.16 Environmental Matters.

Except as set forth in Phase I Environmental Site Assessments previously delivered to the Lenders and identified on Schedule 6.16:

(a) Each of the facilities and properties owned, leased or operated by any Credit Party or any Subsidiary (for purposes of this Section 6.16, the “Properties”) and all businesses of any Credit Party or any Subsidiary at the Properties (for purposes of this Section 6.16, the “Businesses”) are in compliance with all applicable Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect, and, to the best knowledge of any Credit Party, there are no conditions relating to the Businesses or Properties that could give rise to liability under any applicable Environmental Laws, except where such liability would not have a Material Adverse Effect.

(b) None of the Credit Parties or their Subsidiaries has received any written notice of, or inquiry from any Governmental Authority regarding, any currently unresolved material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Credit Party have knowledge that any such notice is being threatened, except where such violation, non-compliance or liability would not have a Material Adverse Effect.

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of any Credit Party or any Subsidiary, or to the knowledge of any Credit Party, by any other Person, in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law, except where such liability or the failure to so comply would not have a Material Adverse Effect.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or, to the knowledge of any Credit Party or any Subsidiary, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders outstanding under any Environmental Law with respect to any Credit Party, any Subsidiary, the Properties or the Businesses.

(e) To the knowledge of any Credit Party, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, related to the operations (including, without limitation, disposal) of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Businesses, in violation of or in a manner that would reasonably be expected to give rise to liability under Environmental Laws, except where such violation or liability would not have a Material Adverse Effect.

6.17 Solvency.

Speedway Motorsports on a consolidated basis is Solvent.

6.18 No Untrue Statement.

Neither (a) this Credit Agreement nor any other Credit Document or certificate or document executed and delivered by or on behalf of either of the Borrowers or any other Credit Party in accordance with or pursuant to any Credit Document nor (b) any statement, representation, or warranty provided to the Administrative Agent in connection with the negotiation or preparation of the Credit Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading.

6.19 Subordinated Indebtedness.

The Obligations constitute (a) “Senior Indebtedness” as such term is defined in the Indenture and (b) “senior indebtedness” as such term or any other similar term is used in any applicable Additional Subordinated Debt Indenture. The Indebtedness represented by each of the Indenture and any Additional Subordinated Debt Indenture is subordinate to the Loans.

6.20 Pledge Agreement.

The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the holders of the “Secured Obligations” (as such term is defined in the Pledge Agreement), a legal, valid and enforceable security interest in the collateral identified therein, except to the extent the enforceability thereof may be limited by the Bankruptcy Code or any other applicable insolvency or debtor relief laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is brought in equity or at law) and, when such collateral is delivered to the Administrative Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such collateral, in each case prior and superior in right to any other Lien.

SECTION 7

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

7.1 Information Covenants.

The Borrowers will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year of Speedway Motorsports and its Subsidiaries beginning with the fiscal year ending December 31, 2010, a consolidated and consolidating balance sheet and income statement of Speedway Motorsports and its Subsidiaries, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and, as to the consolidated statements only, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be unqualified.

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of Speedway Motorsports and its Subsidiaries (other than the fourth fiscal quarter, in which case one hundred twenty (120) days after the end thereof) beginning with the fiscal quarter ending March 31, 2011, a consolidated and consolidating balance sheet and income statement of Speedway Motorsports and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief executive officer, chief financial officer or president of Speedway Motorsports to the effect that such quarterly financial statements fairly present in all material respects the financial condition of Speedway Motorsports and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments, including without limitation the addition of footnotes.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief executive officer, chief financial officer or president of Speedway Motorsports (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) substantially in the form of Schedule 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrowers propose to take with respect thereto.

(d) Accountant’s Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

(e) Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to a Credit Party or a Subsidiary in connection with any annual, interim or special audit of the books of a Credit Party or a Subsidiary.

(f) Reports. Promptly upon transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the SEC, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as a Credit Party or a Subsidiary shall send to its shareholders generally or to the holders of any issue of Indebtedness owed by a Credit Party or a Subsidiary in their capacity as such holders and (b) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(g) Notices. Upon a Credit Party obtaining knowledge thereof, the Borrowers will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (ii) the occurrence of any of the following with respect to a Credit Party or a Subsidiary (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Credit Party or Subsidiary which if adversely determined is likely to have a Material Adverse Effect, (B) the institution of any proceedings against the Credit Party or Subsidiary with respect to, or the receipt of written notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would likely have a Material Adverse Effect, or (C) any notice of an ERISA Event.

(h) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking

Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined in Section 11.11), they shall be treated as set forth in Section 11.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

7.2 Preservation of Existence and Franchises.

Each of the Credit Parties and their Subsidiaries will do all things necessary to preserve and keep in full force and effect its existence, material rights, franchises and authority, except, with respect to Subsidiaries which are not Credit Parties, where the failure to do so would not reasonably be likely to have a Material Adverse Effect.

7.3 Books and Records.

Each of the Credit Parties and their Subsidiaries will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves), except, with respect to Subsidiaries which are not Credit Parties, where the failure to do so would not reasonably be likely to have a Material Adverse Effect.

7.4 Compliance with Law.

Each of the Credit Parties and their Subsidiaries will comply with all laws, rules, regulations and orders (including executive orders), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would have a Material Adverse Effect.

7.5 Payment of Taxes and Other Indebtedness.

Each of the Credit Parties and their Subsidiaries will pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that a Credit Party or its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would have a Material Adverse Effect.

7.6 Insurance.

Each of the Credit Parties and their Subsidiaries will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance, business interruption insurance, terrorism insurance and property insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice provided by nationally recognized, financially sound insurance companies rated not less than A- (or the equivalent thereof) by Best’s Key Rating Guide or S&P. The Credit Parties and their Subsidiaries will cause the Administrative Agent and its successors and/or assigns to be named as additional insured with respect to any such insurance providing liability coverage. The Credit Parties and their Subsidiaries will notify the Administrative Agent at any time they obtain knowledge of material issues which would materially and adversely affect the prospects of renewing any of their required coverage or, in the event of non-renewal, to obtain the required coverage from another source.

7.7 Maintenance of Property.

Each of the Credit Parties and their Subsidiaries will maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses, except, with respect to Subsidiaries which are not Credit Parties, where the failure to do so would not reasonably be likely to have a Material Adverse Effect.

7.8 Performance of Obligations.

Each of the Credit Parties and their Subsidiaries will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, except, with respect to Subsidiaries which are not Credit Parties, where the failure to do so would not reasonably be likely to have a Material Adverse Effect.

7.9 Use of Proceeds.

The Borrowers will use the proceeds of the Loans solely for the purposes set forth in Section 6.15.

7.10 Audits/Inspections.

Upon reasonable notice and during normal business hours, each of the Credit Parties and their Subsidiaries will permit representatives appointed by the Administrative Agent or any Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records (except to the extent prohibited by law), its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or any Lender or their representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Credit Party or Subsidiary; provided that after the occurrence and during the continuance of any Event of Default, such audits and inspections shall be at the expense of the Borrowers.

7.11 Financial Covenants.

For purposes of calculating the financial covenants set forth below the amount of any Permitted Commodity Hedging shall be excluded from the calculations.

(a) Consolidated Net Worth. Consolidated Net Worth at each Calculation Date shall be no less than the sum of $700,000,000, increased on a cumulative basis as of the last day of each fiscal quarter commencing with the last day of fiscal year ended December 31, 2010, by an amount equal to (i) 50% of net income as reported on the consolidated income statement of Speedway Motorsports and its subsidiaries as determined in accordance with GAAP, it being understood that this amount includes the results of Unrestricted Subsidiaries otherwise excluded from the definition of Subsidiaries (provided such net income is greater than zero) for the fiscal quarter then ended and (ii) one hundred percent (100%) of Net Proceeds from an Equity Transaction for the fiscal quarter then ended.

(b) Consolidated Total Leverage Ratio. The Consolidated Total Leverage Ratio shall be no greater than (i) 4.00 to 1.0 for the fiscal quarters ending December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011, (ii) 3.75 to 1.00 for the fiscal quarters ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012; (iii) 3.50 to 1.0 for the fiscal quarters ending December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013; (iv) 3.25 to 1.0 for the fiscal quarters ending December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014; (v) 3.00 to 1.0 beginning with the fiscal quarter ending December 31, 2014 and at each Calculation Date thereafter.

(c) Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio at each Calculation Date shall be no less than (i) 2.00 to 1.0 for the fiscal quarters ending December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011; (ii) 2.25 to 1.0 for the fiscal quarters ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012; (iii) 2.50 to 1.0 for the fiscal quarters ending December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013; and (iv) 2.75 to 1.0 for the fiscal quarters ending December 31, 2013 and at each Calculation Date thereafter.

(d) Financial Covenant Adjustments. For any Calculation Date in which the race schedule mandated by NASCAR results in fewer scheduled races during the fiscal quarter than were held in the same fiscal quarter for the prior year (the “Prior Period”), the Borrowers will be permitted to include in the calculation of Consolidated EBITDA for such Calculation Date the actual Consolidated EBITDA from the Prior Period attributable to any scheduled race not included in the current fiscal quarter ending on such Calculation Date solely as a result of scheduling provided the race will occur in a subsequent fiscal quarter. In the event of the foregoing, the Borrowers shall be required to provide to the Administrative Agent in writing not less than ten (10) days prior to the applicable Calculation Date (i) information (including reasonable estimates) demonstrating that the Borrowers would reasonably be expected to be in compliance with all financial covenants set forth in this Section 7.11 on such Calculation Date but for the NASCAR schedule and (ii) information (including reasonable estimates) demonstrating that the Borrowers are expected to be in compliance will all financial covenants set forth in this Section 7.11 as of the next Calculation Date not impacted by the NASCAR schedule.

7.12 Additional Credit Parties.

(a) As soon as practicable and in any event within thirty (30) days after any Person becomes a Material Subsidiary, the Borrowers shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (i) if such Person is a Domestic Subsidiary of a Credit Party, cause such Person to execute a Joinder Agreement in substantially the same form as Schedule 7.12, (ii) cause 100% (if such Person is a Domestic Subsidiary of a Credit Party and is not an Unrestricted Subsidiary) or 65% (if such Person is a direct Foreign Subsidiary of a Credit Party) of the Capital

Stock of such Person to be delivered to the Administrative Agent (together with undated stock powers signed in blank (unless, with respect to a Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person)) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in form acceptable to the Administrative Agent and cause such Person to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate certified resolutions and other organizational and authorizing documents of such Person, and favorable opinions of counsel to such Person all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) As soon as practicable and in any event within thirty (30) days after any date on which any Domestic Subsidiary that does not individually constitute a Material Subsidiary (a “Non-Material Domestic Subsidiary”), constitutes, in the aggregate with all other Non-Material Domestic Subsidiaries, more than 15% of the consolidated assets of Speedway Motorsports and its consolidated Subsidiaries as of the end of the immediately preceding fiscal quarter or generates, in the aggregate with all other Non-Material Domestic Subsidiaries, more than 15% of the Consolidated EBITDA of Speedway Motorsports and its consolidated Subsidiaries for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter (the “Threshold Requirement”), the Borrowers shall provide the Administrative Agent with written notice thereof and cause such Domestic Subsidiary to provide an executed Joinder Agreement, together with the related deliveries set forth in clause (a)(ii) above, such that immediately after such joinder, the remaining Non-Material Domestic Subsidiaries shall not exceed the Threshold Requirement.

(c) Notwithstanding anything to the contrary contained herein, the Borrowers will promptly provide, or cause to be provided, to the Administrative Agent, an executed Joinder Agreement, together with the related deliveries set forth in clause (a)(ii) above, from any Subsidiary or Affiliate of Speedway Motorsports that gives a guaranty in respect of Funded Debt (including without limitation any Subordinated Debt, the Senior Subordinated Notes, any Additional Subordinated Debt and any Additional Senior Debt).

7.13 Ownership of Subsidiaries.

Except to the extent otherwise provided in Section 8.4(c) and Section 8.11, Speedway Motorsports shall directly or indirectly, own at all times 100% of the Capital Stock of each of its Subsidiaries.

SECTION 8

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

8.1 Indebtedness.

None of the Credit Parties or their Subsidiaries will contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

(b) Indebtedness of Speedway Motorsports and any of its Subsidiaries existing as of the Closing Date and set forth in Schedule 8.1 and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) purchase money Indebtedness (including Capital Leases) hereafter incurred by Speedway Motorsports and any of its Subsidiaries to finance the purchase of fixed assets provided such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(d) Indebtedness evidenced by, or any guaranty of, (i) the Senior Subordinated Notes, (ii) the 2009 Senior Notes, (iii) so long after giving effect thereto (and assuming that all Revolving Commitments have been drawn) on a Pro Forma Basis no Default or Event of Default would exist, any Additional Senior Debt and/or any Additional Subordinated Debt; provided, that until the Senior Subordinated Notes shall have been paid or redeemed in full, all proceeds of any Additional Senior Debt and/or Additional Subordinated Debt shall be used to pay or redeem the Senior Subordinated Notes, and (iv) Permitted Refinancing Indebtedness incurred to Refinance Indebtedness permitted under the foregoing clauses (i), (ii), and (iii);

(e) Indebtedness in respect of Hedge Agreements entered into with Lenders or any Affiliate of a lender in an aggregate notional amount for all such agreements not to exceed the sum of the aggregate Commitments and the aggregate Indebtedness evidenced by the Senior Subordinated Notes, the 2009 Senior Notes, any Additional Senior Debt and any Additional Subordinated Debt;

(f) Intercompany Indebtedness;

(g) Indebtedness incurred or assumed in any transaction permitted by Section 8.4 hereof, provided such Indebtedness when incurred or assumed shall not exceed the purchase price of the asset(s) financed, and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(h) unsecured Indebtedness not to exceed $15,000,000 in the aggregate; and

(i) Permitted Commodity Hedging;

8.2 Liens.

None of the Credit Parties or their Subsidiaries will contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, except for Permitted Liens and Liens securing Indebtedness permitted under Sections 8.1(c) and (g) provided that such Liens relate solely to the specific Property being acquired.

8.3 Nature of Business.

None of the Credit Parties or their Subsidiaries will substantively alter the character or conduct of the business conducted by any such Person as of the Closing Date.

8.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

None of the Credit Parties or their Subsidiaries will:

(a) dissolve, liquidate or wind up its affairs, or enter into any transaction of merger or consolidation; provided, however, that, so long as no Default or Event of Default would be directly or indirectly caused as a result thereof (i) Speedway Motorsports may merge or consolidate with any of its Subsidiaries provided Speedway Motorsports is the surviving corporation (ii) Speedway Funding may merge or consolidate with any Subsidiary of Speedway Motorsports, provided Speedway Funding is the surviving entity, or (iii) any Subsidiary may merge or consolidate with any other Subsidiary (other than Speedway Funding), provided that, if either Subsidiary is a Credit Party, the surviving corporation or entity shall be a Credit Party.

(b) cause or permit any Asset Disposition of any Property other than (i) the sale or other Asset Disposition of all or any portion(s) of (A) the speedway located in North Wilkesboro, North Carolina (or equity interests in any Subsidiary the only assets of which are such speedway and assets directly related to the functioning thereof), (B) the Excess Land and/or (C) the real property subject of the Existing Land Sales Contract, so long as after giving effect on a Pro Forma Basis to any such sale or other Asset Disposition, no Default or Event of Default would exist hereunder and (ii) subject to the terms of Section 8.8 and 8.12, any other Asset Disposition so long as (A) after giving effect to such sale or other Asset Disposition, the aggregate book value of assets sold or otherwise disposed of pursuant to this clause (b) since the Closing Date does not exceed $10,000,000 and (B) after giving effect on a Pro Forma Basis to such sale or other Asset Disposition, no Default or Event of Default would exist hereunder; or

(c) except as otherwise permitted by Section 8.4(a) or 8.5, acquire all or any portion of the Capital Stock or securities of any other Person or purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the Property of any other Person; provided, however, that, if after giving effect to any such acquisition (and assuming that all Revolving Commitments have been drawn) on a Pro Forma Basis, so long as no Default or Event of Default would be caused as a result thereof and the Consolidated Total Leverage Ratio is at least one-half turn (0.50 to 1.0) less than the Consolidated Total Leverage Ratio then required, then any Credit Party may (i) enter into Permitted Motorsports Transactions and (ii) consummate other acquisitions consistent with the nature of the Borrowers’ business, whether by merger, stock purchase or asset purchase.

8.5 Advances, Investments, Loans, etc.

Except as permitted under Section 8.4(c), none of the Credit Parties or their Subsidiaries will make Investments in or advances or loans to any Person, except for Permitted Investments.

8.6 Restricted Payments.

None of the Credit Parties or their Subsidiaries will directly or indirectly declare, order, make or set apart any sum for or pay any Restricted Payment, except (i) to make dividends payable solely in the same class of Capital Stock of such Person, (ii) to make dividends payable to any Domestic Credit Party, (iii) provided no Default or Event of Default then exists or would be caused thereby, Speedway Motorsports may make dividends payable on its preferred and/or common stock and/or make stock repurchases of up to (A) $75,000,000 in the aggregate annually, if the Consolidated Total Leverage Ratio for the four quarter period ending as of the most recent Calculation Date is less than 2.75 to 1.0 or (B) $50,000,000 in the aggregate annually, if the Consolidated Total Leverage Ratio for the four quarter period ending as of the most recent Calculation Date is greater than or equal to 2.75 to 1.0, and (iv) provided no Default or Event of Default then exists or would be caused thereby, Speedway Motorsports may refinance, prepay and/or make repurchases (for immediate retirement) of the Senior Subordinated Notes.

8.7 Modifications of Other Agreements.

None of the Credit Parties or their Subsidiaries will (i) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness (other than this Credit Agreement) if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Indebtedness (unless the consent of the issuer of such Indebtedness has been obtained) or to the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (ii) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) where such change to such organizational or similar documents would have a Material Adverse Effect.

8.8 Transactions with Affiliates.

Except for Intercompany Indebtedness and Permitted Investments, none of the Credit Parties or their Subsidiaries will enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances of working capital to any Domestic Credit Party, (b) transfers of cash and assets to any Domestic Credit Parties, (c) transactions permitted by Sections 8.4, 8.5 and Section 8.6, (d) normal reimbursement of expenses of officers and directors, (e) other transactions for goods and services not to exceed $100,000 at any one time and (f) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transactions with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

8.9 Fiscal Year.

None of the Credit Parties or their Subsidiaries will change its fiscal year.

8.10 Limitation on Restrictions on Dividends and Other Distributions, etc.

Except for the restrictions provided herein, none of the Credit Parties or their Subsidiaries will, directly or indirectly create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s Capital Stock, (b) subject to subordination provisions, pay any Indebtedness owed to the Borrowers or any other Credit Party, (c) make loans or advances to any Credit Party (other than loans or advances by Speedway Funding), (d) transfer any of its Property to any other Credit Party than in the ordinary course of business, or (e) grant Liens to the Administrative Agent for the benefit of the Lenders.

8.11 Issuance and Sale of Subsidiary Stock.

None of the Credit Parties or their Subsidiaries will, except to qualify directors where required by applicable law, sell, transfer or otherwise dispose of, any shares of Capital Stock of any of its Subsidiaries or permit any of its Subsidiaries to issue, sell or otherwise dispose of any shares of Capital Stock of any of its Subsidiaries.

8.12 Sale Leasebacks.

Other than as provided in Section 8.4(b), none of the Credit Parties or their Subsidiaries will, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person or (ii) which such Person intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Person to any other Person in connection with such lease.

8.13 Capital Expenditures.

Consolidated Capital Expenditures (exclusive of Permitted Motorsports Transactions and acquisitions permitted by Section 8.4(c), repair of casualty damage and other activities permitted under Section 7.7 and any capital expenditures made in connection with pre-sold condominium units) shall not exceed $75,000,000, with respect to each fiscal year thereafter.

8.14 No Further Negative Pledges.

Except prohibitions or restrictions (a) contained within this Credit Agreement or the other Credit Documents, (b) contained within the Indenture or any Additional Subordinated Debt Indenture, (c) against other encumbrances on specific Property encumbered to secure payment of particular Indebtedness (which Indebtedness relates solely to such specific Property, and improvements and accretions thereto, and is otherwise permitted hereby), and (d) included in the terms of any Indebtedness permitted by Section 8.1(g) hereof with respect to prohibiting or restricting the creation or assumption of any Lien upon the properties or assets acquired with such Indebtedness, none of the Credit Parties or their Subsidiaries will enter into, assume or become subject to any agreement prohibiting or otherwise restricting (i) the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation or (ii) the ability of any Subsidiary of Speedway Motorsports to (A) make Restricted Payments, loans or advances, or transfers of property or assets to Speedway Motorsports or any of its Subsidiaries, or (B) pay any Indebtedness of Speedway Motorsports or any of its Subsidiaries.

8.15 Designated Senior Indebtedness.

Neither Speedway Motorsports nor any of its Subsidiaries will designate any Indebtedness (other than Indebtedness arising under this Credit Agreement and the other Credit Documents) as “Designated Senior Indebtedness” (as such term is defined in the Indenture or any Additional Subordinated Debt Indenture, as applicable) or “designated senior indebtedness” (such term or any other similar term as used in any Additional Subordinated Debt Indenture).

SECTION 9

EVENTS OF DEFAULT

9.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. Any Credit Party shall

(i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

(ii) default in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) Covenants. Any Credit Party shall

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(g)(i), 7.2, 7.9, 7.10, 7.11, 7.12, 7.13 or 8.1 through 8.15, inclusive, or

(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

(d) Other Credit Documents.

(i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods) if any, or

(ii) any Credit Document shall fail to be in full force and effect to give the Administrative Agent and/or the Lenders the liens, rights, powers and privileges purported to be created thereby; or

(e) Guaranties. The guaranty given by any Guarantor hereunder (including any Additional Credit Party) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Additional Credit Party) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty; or

(f) Bankruptcy, etc. Any Credit Party or any Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against any Credit Party or any Subsidiary under the Bankruptcy Code and the petition is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of all or substantially all of the property of any Credit Party or any Subsidiary; or any Credit Party or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of the debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party or any Subsidiary; or there is commenced against any Credit Party or any Subsidiary any such proceeding which remains undismissed for a period of sixty (60) days; or any Credit Party or any Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered against any Credit Party or any Subsidiary; or any Credit Party or any Subsidiary suffers appointment of any custodian or the like for it or for any substantial part of its property to continue unchanged or unstayed for a period of sixty (60) days; or any Credit Party or any Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any Credit Party or any Subsidiary for the purpose of effecting any of the foregoing; or

(g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $5,000,000 in the aggregate for all of the Credit Parties and the Subsidiaries taken as a whole, any Credit Party or any Subsidiary shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or

(h) Judgments. One or more judgments or decrees shall be entered against any Credit Party or any Subsidiary involving a liability of $5,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of either Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) either Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j) Ownership. There shall occur a Change of Control.

9.2 Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the satisfaction of the Required Lenders (pursuant to the voting procedures in Section 11.6), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

(i) Termination of Commitments. Declare the Commitments terminated, whereupon the Commitments shall be immediately terminated.

(ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, the LOC Obligations (with accrued interest thereon) and any and all other indebtedness or obligations of any and every kind owing by the Borrowers to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. The Administrative Agent may direct the Borrowers to immediately Cash Collateralize the then-aggregate amount of all LOC Obligations outstanding, whereupon the same shall immediately become due and payable.

(iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Lenders hereunder automatically shall immediately become due and payable and the obligation of the Borrowers to Cash Collateralize the LOC Obligations shall automatically become effective, in each case without the giving of any notice or other action by the Administrative Agent.

9.3 Application of Funds.

After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the LOC Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Section 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LOC Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LOC Borrowings, and breakage, termination or other amounts owing in respect of any Hedge Agreement between any Credit Party and any Lender, or any Affiliate of a Lender (to the extent such Hedge Agreement is permitted hereunder), ratably among the Lenders (and in the case of such Hedge Agreements, Affiliates of the Lenders, as applicable) in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of LOC Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.

Subject to Sections 2.4 and 3.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 10

ADMINISTRATIVE AGENT

10.1 Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither of the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents(if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

10.7 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, Etc..

Anything herein to the contrary notwithstanding, none of the Syndication Agents, Documentation Agents, Joint Lead Arrangers or Joint Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.5 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.5 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.

10.10 Collateral and Guaranty Matters.

The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 11.6, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.2; and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

SECTION 11

MISCELLANEOUS

11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to either of the Borrowers, the Administrative Agent, the Issuing Lender or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to either Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of either Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to either Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Issuing Lender and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Speedway Motorsports, the Administrative Agent, the Issuing Lender and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2 Right of Set-Off.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the applicable Borrower or any other Credit Party against any and all of the obligations of either Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of either Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing

Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.3 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither of the Borrowers nor any other Credit Party may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any facility and the Loans at any time owing to it under such facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit

Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to rights in respect the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of any Revolving Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to either Borrower or either Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the assignor and assignee party to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or either Borrower or either Borrower’s respective Affiliates or Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.10 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as Issuing Lender or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as Issuing Lender and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swingline Lender. In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.4(d)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.5(c). Upon the appointment of a successor Issuing Lender and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.4 No Waiver; Remedies Cumulative.

No failure by any Lender, the Issuing Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.2 (subject to the terms of Section 3.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.5 Payment of Expenses, etc.

(a) Costs and Expenses. The Borrowers jointly and severally agree that they shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including Attorney Costs), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including Attorney Costs of the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.10), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by either Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by either Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including Attorney Costs) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of the default hereunder by the Credit Party or any Subsidiary which default violates a sanction enforced by OFAC; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any of the Borrowers or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if either Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.14(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither of the Borrowers nor any other Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Lender and the Swingline Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.6 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Borrowers and the Required Lenders, provided that no such amendment, change, waiver, discharge or termination shall:

(a) unless also consented to by each Lender directly affected thereby, (i) extend or increase the Commitment of any Lender (it being understood that the amendment or waiver of an Event of Default, a mandatory reduction or a mandatory prepayment shall not constitute an increase or extension of Commitments), (ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender, (iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder (other than the Agent’s Fee Letter, which may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto) or under any other Credit Document (provided that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (B) to amend any financial covenant hereunder even if the effect of such amendment would be to reduce the rate of interest on any Loan or LOC Borrowing or to reduce any fee payable hereunder), (iv) change Section 3.12 or 3.13 in any manner that would alter pro rata sharing, (v) change any provision of this Section 11.6(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (vi) release all or substantially all of the collateral securing the Obligations or all or substantially all of the Guarantors (other than as provided herein or as appropriate in connection with transactions permitted hereunder); or (vii) release either of the Borrowers or consent to the assignment or transfer by either Borrower of its rights and obligations under any Credit Document;

(b) unless also consented to by the Issuing Lender, no such amendment, waiver or consent shall directly affect the rights or duties of the Issuing Lender under this Credit Agreement or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it;

(c) unless also consented to by the Swingline Lender, no such amendment, waiver or consent shall directly affect the rights or duties of the Swingline Lender under this Credit Agreement; and

(d) unless also consented to by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

provided however, that notwithstanding anything to the contrary contained herein, (i) the Agent’s Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, and (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Notwithstanding the above, the right to deliver a “Payment Blockage Notice” (as such term is defined in the Indenture or any Additional Subordinated Debt Indenture, as applicable) or any “payment blockage notice” (such term or any other similar term as used in any Additional Subordinated Debt Indenture) shall, in each case, reside solely with the Administrative Agent and the Administrative Agent shall deliver such Payment Blockage Notice or any such “payment blockage notice”, as applicable, only upon the direction of the Required Lenders.

Notwithstanding any provision herein to the contrary, this Credit Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional revolving credit or term loan facilities to this Credit Agreement, in each case subject to the limitations in Section 2.6, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Credit Agreement and the other Credit Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

11.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

11.8 Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9 Indemnification.

[Reserved].

11.10 Survival of Indemnification.

All indemnities set forth herein, including, without limitation, in Sections 3.9, 3.11, 10.7, 11.5 and 11.9 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the resignation of the Administrative Agent, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder.

11.11 Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.6 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from the Borrowers or any of their respective Subsidiaries relating to their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by either Borrower or any Subsidiary, provided that, in the case of information received from either Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning either Borrower or any of its respective Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

11.12 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of North Carolina, in Mecklenburg County, or of the United States for the Western District of North Carolina, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

11.13 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.14 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.15 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.16 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.17 Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrowers, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, the Administrative Agent and each Lender and their respective successors and assigns.

(b) The term of this Credit Agreement shall remain in effect until no Loans or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

11.18 Joint and Several Liability.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all Obligations, it being the intention of the parties hereto that all such Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 11.18 constitute full recourse obligations of the Borrowers, enforceable against the Borrowers to the full extent of their properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made under this Credit Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by either Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of either Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 11.18, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 11.18, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 11.18 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 11.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to either Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of either Borrower or any Lender.

(f) The provisions of this Section 11.18 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against either of the other Borrowers or to exhaust any remedies available to it against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 11.18 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of either of the Borrowers, or otherwise, the provisions of this Section 11.18 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each

Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

11.19 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.21 Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers and the other Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrowers, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each of the Borrowers and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and the other Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Joint Lead Arranger has any obligation to the Borrowers, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrowers, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and any of the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.22 Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.9, (b) either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders (including, without limitation, by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) as provided in Section 11.6 but requires unanimous consent of all Lenders or all Lenders of a particular class of loans, or (d) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the respective Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, with respect to Revolving Lenders, LOC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.9 or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable laws; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination;

provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and, with respect to the Revolving Lenders, participations in LOC Obligations pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.23 Amendment and Restatement.

The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Credit Agreement; (b) all Obligations under the Existing Credit Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to Obligations outstanding hereunder; (c) the Guaranty Obligations of the Guarantors in favor the Administrative Agent, each Lender, each Affiliate of a Lender that enters into a Hedge Agreement or a Treasury Management Agreement with either Borrower or any Subsidiary, and each other holder of the Obligations pursuant to the Existing Credit Agreement, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (d) all Letters of Credit outstanding under the Existing Credit Agreement on the Closing Date shall be deemed to be Letters of Credit outstanding on the Closing Date under this Credit Agreement; and (e) all references in the other Credit Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Credit Agreement. The parties hereto further acknowledge and agree that this Credit Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.6 of the Existing Credit Agreement.

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:	SPEEDWAY MOTORSPORTS, INC.,
a Delaware corporation

	By:	/s/ William R. Brooks

Name:	William R. Brooks

Title:	Vice Chairman and Chief Financial Officer

SPEEDWAY FUNDING, LLC,
a Delaware limited liability company

By:	/s/ William R. Brooks

Name:	William R. Brooks

Title:	President

[Signatures Continue]

SPEEDWAY MOTORSPORTS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

GUARANTORS:	ATLANTA MOTOR SPEEDWAY, LLC,
a Georgia limited liability company
BRISTOL MOTOR SPEEDWAY, LLC,
a Tennessee limited liability company
CHARLOTTE MOTOR SPEEDWAY, LLC,
a North Carolina limited liability company
INEX CORP.,
a North Carolina corporation
KENTUCKY RACEWAY, LLC
a Kentucky limited liability company
LAS VEGAS MOTOR SPEEDWAY, LLC,
a Delaware limited liability company
NEVADA SPEEDWAY, LLC,
a Delaware limited liability company
NEW HAMPSHIRE MOTOR SPEEDWAY, INC.,
a New Hampshire corporation
SMI SYSTEMS, LLC
a Nevada limited liability company
SMI TRACKSIDE, LLC,
a North Carolina limited liability company
SMISC HOLDINGS, INC.,
a North Carolina corporation
SPEEDWAY MEDIA, LLC,
a North Carolina limited liability company
SPEEDWAY PROPERTIES COMPANY, LLC,
a Delaware limited liability company
SPEEDWAY SONOMA, LLC,
a Delaware limited liability company
TEXAS MOTOR SPEEDWAY, INC.,
a Texas corporation
U.S. LEGEND CARS INTERNATIONAL, INC.,
a North Carolina corporation

	By:	/s/ William R. Brooks
	Name:	William R. Brooks
	Title:	Authorized Signatory

TSI MANAGEMENT COMPANY, LLC,
a North Carolina limited liability company

		By:	SMISC Holdings, Inc., Manager
			By:	/s/ William R. Brooks
			Name:	William R. Brooks
			Title:	Executive Vice President

[Signatures Continue]

SPEEDWAY MOTORSPORTS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
in its capacity as the Administrative Agent

	By:	/s/ Bridgett J. Manduk

Name:	Bridgett J. Manduk

Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
in its capacity as a Lender, Swingline Lender and Issuing Lender

	By:	/s/ Stephen Vogel

Name:	Stephen Vogel

Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brad D. Bostick

Name:	Brad D. Bostick

Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sean P. Golden

Name:	Sean P. Golden

Title:	Vice President

SUNTRUST BANK

By:	/s/ Keith Cox

Name:	Keith Cox

Title:	Managing Director

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Steven L. Sawyer

Name:	Steven L. Sawyer

Title:	Vice President

REGIONS BANK

By:	/s/ Anthony LeTrent

Name:	Anthony LeTrent

Title:	Senior Vice President

TD BANK, N.A.

By:	/s/ Jeremiah A. Hynes

Name:	Jeremiah A. Hynes

Title:	Managing Director

SPEEDWAY MOTORSPORTS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

RBC BANK (USA)

By:	/s/ Robert L. Spence

Name:	Robert L. Spence

Title:	Senior Relationship Manager

COMERICA BANK

By:	/s/ Clayton Vanderpool

Name:	Clayton Vanderpool

Title:	Vice President

BANK OF THE WEST

By:	/s/ Sidney Jordan

Name:	Sidney Jordan

Title:	Vice President

FIRST TENNESSEE BANK

By:	/s/ Amy Gillen Avery

Name:	Amy Gillen Avery

Title:	Vice President

ROYAL BANK OF CANADA

By:	/s/ Ken Klassen

Name:	Ken Klassen

Title:	Authorized Signatory

SPEEDWAY MOTORSPORTS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT